UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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FOUNDATION COAL HOLDINGS, INC.

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

TO BE HELD May 13, 2009

FOUNDATION COAL HOLDINGS, INC.

999 Corporate Boulevard, Suite 300

Linthicum Heights, MD 21090-2227

To the Stockholders of Foundation Coal Holdings, Inc.:

NOTICE IS HEREBY GIVEN that Foundation Coal Holdings, Inc.’s (“Foundation” or the “Company”) 2009 Annual Meeting of Stockholders will be held at 10:00 AM on Wednesday, May 13, 2009, at the Westin Baltimore Washington Airport, 1110 Old Elkridge Landing Road, Linthicum Heights, MD 21090 (the “Annual Meeting”). The terms “Foundation” “the Company” “we” “our” “us” and similar terms refer to Foundation Coal Holdings, Inc. and its consolidated subsidiaries.

At the meeting, we will ask stockholders to:

1.	Elect nine directors for a term of one year; and

2.	Ratify Ernst & Young LLP as Foundation’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.

We plan a brief business meeting focused on these items, we will attend to any other proper business that may arise and we will offer reasonable time for your comments and questions. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1 AND 2. These proposals are further described in the proxy statement.

Only Foundation Stockholders of record at the close of business on March 18, 2009 are entitled to notice of and to vote at the meeting and any adjournment of it. For ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at Foundation’s corporate offices located at 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090-2227.

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.

•	VIA THE INTERNET; use the website shown on your proxy card.

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By order of the Board of Directors,

James F. Roberts

Chairman of the Board of Directors

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PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS OF

FOUNDATION COAL HOLDINGS, INC. TO BE HELD ON

May 13, 2009

GENERAL INFORMATION ABOUT FOUNDATION’S ANNUAL MEETING

Foundation Coal Holdings, Inc. (“Foundation”) intends to mail this proxy statement, proxy card and Foundation’s Annual Report to Stockholders for the fiscal year ended December 31, 2008 and give Notice and Access to all stockholders entitled to vote at the Annual Meeting on or about April 3, 2009. The Annual Meeting will be held on Wednesday, May 13, 2009, at 10:00 AM at the Westin Baltimore Washington Airport, 1110 Old Elkridge Landing Road, Linthicum Heights, MD 21090. Directions to the meeting are at the back of this proxy statement.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record Foundation common stock as of the close of business on March 18, 2009 is entitled to one vote per share owned. There were 44,688,074 shares outstanding on that date.

Who is soliciting my proxy to vote my shares?

Foundation’s board of directors is soliciting your “proxy”, or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 13, 2009 meeting and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

Foundation is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by Foundation’s directors, officers, and regular employees for no additional compensation. To assist in the solicitation of proxies and the distribution and collection of proxy materials, Foundation has engaged Innisfree M&A Incorporated, a proxy solicitation firm, for an estimated fee of $6,500. Foundation will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of Foundation common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and Foundation’s Certificate of Incorporation and Bylaws govern the vote on each proposal. The board of directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors’ recommendations and approval requirements are as follows:

PROPOSAL 1. ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of nine directors. The board of directors has nominated nine people as directors, each of whom is currently serving as a director of Foundation.

You may vote in favor of all the nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock may be voted for as many nominees as there are directors to be elected. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.

MAJORITY VOTE POLICY

If a nominee in an uncontested election does not receive a majority of votes cast at any meeting for the election of directors, our corporate governance practices and policies requires the nominee to tender his or her resignation following certification of the stockholder vote.

The nominating and corporate governance committee is required to make recommendations to the board of directors with respect to any such letter of resignation. The board of directors is required to take action with respect to this recommendation and to publicly disclose its decision. Our policy regarding election of directors by a majority vote is incorporated into our corporate governance practices and policies.

The board of directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP

The second proposal item to be voted on is to ratify Ernst & Young LLP as Foundation’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The board of directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as Foundation’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

The board of directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s annual meeting are described in the section entitled “Stockholder Proposals for the 2010 Annual Meeting.”

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of Foundation common stock?

Each outstanding share of Foundation stock will be entitled to one vote on each matter considered at the meeting.

How do I vote?

You may vote in four different ways:

1.	BY MAIL. Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. The board of directors recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the end of the meeting.

If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares FOR proposals 1 and 2. If any other matters arise during the meeting that require a vote, the representatives will vote based on the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

2.	IN PERSON. You may deliver your completed proxy in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

3.	VIA TELEPHONE. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

4.	VIA INTERNET. If you own your shares in “street name” or in a nominee account, you may place your vote through the Internet by following the instructions on the proxy card provided by your broker, bank or other holders of record.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

You may revoke your proxy or change your voting instructions in three different ways:

1.	WRITE TO FOUNDATION’S SECRETARY, GREG A. WALKER, AT 999 CORPORATE BOULEVARD, SUITE 300, LINTHICUM HEIGHTS, MD 21090-2227.

Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Walker must receive your letter before the Annual Meeting begins.

2.	SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. If you own your shares in “street name” because your broker or other “street” nominee is actually the record owner then you must obtain a new proxy card from the broker or other “street” nominee. If you are a holder of record, then you must obtain a new proxy card from Foundation’s transfer agent, BNY Mellon Shareowner Services at 1-800-524-4458. We must receive your new proxy card before the Annual Meeting begins.

3.	ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy.

How will proxies be voted if I give my authorization?

The board of directors has selected James F. Roberts, Greg A. Walker and Edythe C. Katz, and each of them, to act as proxies with full power of substitution. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (a) “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES; and (b) “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

How will votes be counted?

The inspector of elections appointed by the board of directors for the Annual Meeting will calculate affirmative votes, negative votes, abstentions and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

You, as beneficial owner, own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under the New York Stock Exchange (“NYSE”) Rules, brokers or other “street” nominees have authority to vote on discretionary matters, regardless of whether they have received voting instructions from their clients who are the beneficial owners. Director elections and approving the appointment of independent registered public accountants are each discretionary matters. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least ten days before the date of the meeting. When the broker or other “street” nominee does not receive voting instructions from its clients on non-discretionary matters, the broker or other “street” nominee may not vote on the matter, resulting in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining quorum, but will not be considered in determining the votes necessary for the approval of non-discretionary matters.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the meeting. Final voting results will be published in Foundation’s quarterly report on Form 10-Q for the second quarter of 2009. The report will be filed with the United States Securities and Exchange Commission (the “SEC”) on or about August 11, 2009. You may receive a copy by contacting Foundation investor relations at 410-689-7632, or the SEC at 800-SEC-0330 for the location of its nearest public reference room. You may also access a copy on the internet at www.foundationcoal.com or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

PROPOSAL ONE

ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of nine directors. The board of directors has nominated nine people as directors, each of whom is currently serving as a director of Foundation. The board of directors consists of nine directors with each term expiring at the Annual Meeting. Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the board of directors may either reduce its size or designate or not designate a substitute nominee. If the board of directors designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

Nominees for Directors

James F. Roberts (59) is our Chairman of the board of directors and Chief Executive Officer. He was appointed to our board of directors and elected Chief Executive Officer in August 2004. Mr. Roberts served as our President from August 2004 to January 2008. Prior to that position, he was President and Chief Executive Officer of RAG American Coal Holding, Inc. from January 1999 to August 2004. Mr. Roberts was President of CoalARBED International Trading from 1981 to 1999, Chief Financial Officer of Leckie Smokeless Coal Company from 1977 to 1981 and Vice President of Finance at Solar Fuel Company from 1974 to 1977. Mr. Roberts is a director of the National Mining Association and former chairman, a director of the American Coalition for Clean Coal Electricity, a member of the executive committee of the National Coal Council and the vice-chair of the Coal Utilization Research Council.

Kurt D. Kost (52) was appointed to our board of directors in February 2009. He has been our President since January 2008. Prior to his current position, Mr. Kost was Executive Vice President from June 2007 to January 2008. He was Senior Vice President, Western Operations and Process Management of Foundation from December 2005 until June 2007. From 1980 through 2005, Mr. Kost held various positions in engineering and operations with Foundation Coal Corporation and its predecessor and affiliated companies. From April 2005 to December 2005, Mr. Kost was Vice President of Process Management for Foundation Coal Corporation. From 2001 to 2005 he was President, Foundation Coal West, Inc. He served as General Manager of RAG Coal West, Inc. from 2000 to 2001 and as its General Mine Manager from 1998 to 2000. Mr. Kost is past president of the Society of Mining Engineers, Powder River Basin chapter, was an executive board member of the Wyoming Mining Association, and is a current board member of the Habitat for Humanity, Chesapeake chapter. Mr. Kost earned his Bachelor of Science in Mining Engineering from the South Dakota School of Mines and Technology and has completed Harvard Business School’s Advanced Management Program.

William J. Crowley Jr. (63) was appointed to our board of directors in December 2004. He has served as Chairman of our audit committee since December 2004, and is our audit committee financial expert. Mr. Crowley has served as an independent business advisor to various companies since 2002. Prior to his retirement in 2002, Mr. Crowley had a thirty-two year career with Arthur Andersen LLP, of which 16 years were in Baltimore, Maryland, most recently serving for seven years as Managing Partner of the Baltimore office. Mr. Crowley currently serves as a director and member of the audit committee of Provident Bankshares Corporation and JNL Series Trust. He served as a director and chairman of the audit committee of BioVeris Corporation from May 2004 to June 2007 when the company was acquired.

David I. Foley (41) was appointed to our board of directors in August 2004. He has served as the Chairman of the compensation committee since February 2006. He is a Senior Managing Director in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm, which he joined in 1995. Mr. Foley has been involved in the execution of several of Blackstone’s investments and leads Blackstone’s investment activities in the energy industry. Prior to joining Blackstone, Mr. Foley was an employee of AEA Investors Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. Mr. Foley currently serves as a director of Kosmos Energy Holdings, U.S. Product Investor L.L.C., Republic Services, Inc., and World Power Holdings GP, Ltd.

P. Michael Giftos (62) was appointed to our board of directors in December 2005. Mr. Giftos has also served as a member of the board of directors of Pacer International, Inc. since April 2004, in which he is a member of its compensation committee and chairman of its governance committee. From 1985 to 2004, he served in many executive positions with CSX Corporation and its subsidiaries (“CSX”). From 2000 through 2004, Mr. Giftos served as CSX Transportation’s Executive Vice President and Chief Commercial Officer. He served as Senior Vice President and General Counsel at CSX from 1990 through 2000. From 1985 through 1989 he served as Vice President and General Counsel at CSX. Mr. Giftos received his law degree from the University of Maryland and a Bachelor of Arts in Political Science from George Washington University.

Alex T. Krueger (35) was appointed to our board of directors in August 2004. Mr. Krueger is a Managing Director of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1999. Mr. Krueger also serves as a director of Whitehaven Coal Limited (ASX:WHC), an Australian coal production company and New World Resources (LSE:NWR, PSE:NWR, WSE: NWR), a producer of coking and thermal coal in Central Europe and the Czech Republic. Prior to joining First Reserve Corporation, Mr. Krueger worked in the Energy Group of Donaldson, Lufkin & Jenrette from 1997 until 1999.

Joel Richards, III (62) has been our Lead Independent Director since April 2006. He was appointed to our board of directors in March 2005. He has served as the Chairman of the nominating and corporate governance committee since March 2005. He served as a member of the board of directors of our predecessor, RAG American Coal Holdings, Inc., from 2000 to 2003. Mr. Richards has served as a member of the board of directors of The Layton Companies, Inc. since September 2008, in which he is member of its audit and compensation committees. The Layton Companies, Inc. is a privately held and nationally ranked firm specializing in construction management for a wide variety of commercial and public clients. Since 2002, he has been a principal in a management consultant firm. Mr. Richards was Executive Vice President and Chief Administrative Officer with El Paso Energy Corp. from 1996 until his retirement in 2002. From 1990 through 1996 he served as Senior Vice President Human Resources and Administration at El Paso Natural Gas Company. He was Senior Vice President Finance and Administration at Meridian Minerals Company, where he worked from 1985 to 1990. Prior to that, he held various management and labor relations positions at Burlington Northern, Inc., Union Carbide Corporation and Boise Cascade Corporation. Mr. Richards earned his Bachelor of Science in Political Science and Masters in Administration from Brigham Young University.

Robert C. Scharp (62) was appointed to our board of directors in December 2005. Since 2005, he has served as Chairman of Shell Canada’s Mining Advisory Council. Since July 2005, he also has been a member of the board of directors of Bucyrus International, Inc. and is a member of its compensation committee and its nominating and corporate governance committee. He began his mining career in 1974 with Phelps Dodge Corporation where he served as a Mining Engineer. From 1975 to 1997 he held a variety of operational and management positions with the Kerr-McGee Corporation, including General Manager of the Jacobs Ranch Mine, General Manager of the Galatia Mine and Vice President Operations, Kerr-McGee Coal Corporation. Mr. Scharp served as President of Kerr-McGee Coal Corporation from 1991 until 1995 and Senior Vice President, Oil and Gas Production for Kerr-McGee Corporation from 1995 until 1997. From 1997 through 2000, Mr. Scharp served as Chief Executive Officer, Shell Coal Pty. Ltd in Brisbane, Australia and then served as the Chief Executive Officer of Anglo Coal Australia Pty. Ltd. until 2001. He joined the board of directors of Horizon Natural Resources, Inc. in early 2002, and later that year became Chairman and Acting Chief Executive Officer until his departure in March 2003. From July 2003 until 2005, Mr. Scharp was semi-retired and performed consulting work for the mining industry. Mr. Scharp graduated from the Colorado School of Mines with an Engineer of Mines degree. He also attended Harvard Business School and completed the Advanced Management Program. Mr. Scharp served four years in the U.S. Army and then nineteen years in the Army National Guard retiring as a Colonel in 1993.

Thomas V. Shockley, III (64) was appointed to our board of directors in April 2006. He retired from American Electric Power Company (“AEP”) in 2004 where he had served as Vice Chairman and Chief Operating Officer. He served on the AEP board of directors from 2000 to 2004. From 1990 until 2000 he held various executive positions at Central and South West Corporation (“CSW”) including board membership beginning from 1991 until CSW was acquired by AEP in 2000. He was Chief Executive Officer of Central Power and Light Co. (“CPL” a CSW subsidiary) from 1987 to 1990. Prior to 1987, Mr. Shockley’s experiences included senior level responsibilities at CPL and with several energy companies engaged in the marketing and transporting of natural gas and the production and marketing of coal. Mr. Shockley earned a BSEE from Texas A&M University-Kingsville and a MSEE from The University of Texas-Austin. He completed the Harvard Advanced Management Program and The University of Michigan Utility Regulation Program. He serves on advisory councils at The University of Texas (Engineering and Natural Science) and the Board of Visitors at Southwestern University.

The board of directors unanimously recommends that you vote FOR each director nominee.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal item to be voted on is to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

The audit committee has recommended, and the board of directors has approved, Ernst & Young LLP to act as Foundation’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The board of directors has directed that such appointment be submitted to Foundation’s stockholders for ratification at the Annual Meeting. Ernst & Young LLP was Foundation’s independent registered public accounting firm for the fiscal year ended December 31, 2008.

Stockholder ratification of the appointment of Ernst & Young LLP as Foundation’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the board of directors will reconsider whether or not to retain Ernst & Young LLP or another firm. Even if the appointment is ratified, the board of directors, in its discretion, may direct the appointment of a different accounting firm at any time during the 2009 fiscal year if the board of directors determines that such a change would be in the best interests of Foundation and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The board of directors unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for the 2010 annual meeting, Foundation must receive proposals no later than December 4, 2009.

Pursuant to Foundation’s Bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. Foundation’s Bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to Foundation not less than close of business on the 90th day prior to the anniversary date of the date on which Foundation first mailed its proxy materials for the preceding year’s annual meeting nor more than the close of business on the 120th day prior to the anniversary date of the date on which Foundation first mailed its proxy materials for the preceding year’s annual meeting. To be eligible for consideration at the 2010 annual meeting, proposals for inclusion in the proxy statement must be received by Foundation between December 4, 2009 and January 3, 2010. In the event the date of the 2010 annual meeting is changed by more than 30 days from the date contemplated as of the date of this proxy statement, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2010 annual meeting nor later than the close of business on the 90th day prior to the 2010 annual meeting or the 10th day following the day on which public announcement of the date of the 2010 annual meeting is first made. However, if the number of directors to be elected to the board of directors is increased and there is no public announcement by Foundation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary by the close of business on the 10th day following the date on which such public announcement is first made by Foundation. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

In determining director independence, Foundation employs the standards set forth in the NYSE listed company manual. The independence standard in the NYSE rules requires that the director (or a member of his immediate family) is not an affiliate of or does not otherwise have a material relationship with Foundation, and that for the last three years:

•	Was not an employee of Foundation (and no immediate family member was an executive officer of Foundation).

•	Did not receive more than $100,000 per year in compensation from Foundation (other than for director and committee fees, pensions, or other deferred compensation from prior service).

•	Was not employed by or affiliated with a present or former internal or external auditor of Foundation.

•	Has not been employed as an executive officer by any company whose compensation committee includes an executive officer of Foundation.

•

Was not a current employee or executive officer (and no immediate family member was an executive officer) of another company that (in any single fiscal year) made payments to, or received payments from, Foundation for property or services in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

Applying the NYSE independence standard, the board of directors has concluded that Messrs. Crowley, Richards, Giftos, Scharp, Shockley, Krueger and Foley are independent and that Messrs. Roberts and Kost are not independent.

Independence Considerations

Mr. Scharp also serves on the board of directors of Bucyrus International, Inc. Foundation purchases equipment as well as repair and maintenance services from Bucyrus and its affiliates. Foundation has conducted business with Bucyrus and its affiliates on a continual basis since its Powder River Basin mines opened in 1972.

In May 2007, Bucyrus Inc. acquired DBT GmbH (“DBT”). Foundation has purchased a portion of its longwall mining equipment for its underground mines, along with related repair parts and services from DBT or its predecessors for decades.

The same procedures for procuring equipment and services from similar unaffiliated parties are employed in all of Foundation’s transactions with Bucyrus and DBT. There is no involvement by Mr. Scharp in Foundation’s final decision to purchase from Bucyrus or DBT.

Management believes that the transactions with Bucyrus and DBT were, and continue to be, conducted on an arm’s length basis consistent with the terms existing among similar unaffiliated parties. The board of directors considered Foundation’s business relationship with Bucyrus and DBT and determined that Mr. Scharp is independent.

Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, the chief executive officer is encouraged to acquire and retain Foundation common stock having a value equal to at least four times his or her base salary. Other named executive officers are encouraged to acquire and retain Foundation common stock having a value equal to at least two times their base salary. All such executives are encouraged to meet these ownership levels by the later of December 13, 2012 or five years after assuming their executive positions.

Also under the Foundation’s stock ownership guidelines for directors, directors are encouraged to acquire and retain Foundation common stock having a value equal to at least three times their annual retainer. Directors are encouraged to meet these ownership levels by the later of December 12, 2012 or five years after joining the board of directors.

The Board of Directors and its Committees

The board of directors held seven meetings in 2008, either in person or by telephone. Each director attended at least 75% of all the board of directors and applicable committee meetings during 2008. Under Foundation’s corporate governance practices and policies, a copy of which is available at www.foundationcoal.com or upon written request at no cost, directors are encouraged to attend stockholder meetings. Seven directors attended the 2008 Annual Meeting of Stockholders. Foundation has scheduled one of its quarterly board of directors meetings on the same date as the Annual Meeting. In connection with each of the quarterly board of directors meetings, the non-management directors will meet in executive session without any employee directors or members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.

Lead Independent Director

The lead independent director has been given the following duties and powers:

•	Preside at all meetings of the board of directors at which the chairman is not present, including executive sessions of non-management directors;

•	Serve as a liaison between the chairman and the non-management directors;

•	Review information sent to the board of directors and recommend to the chairman additional information which should be made available to the board of directors;

•	Review meeting agendas and recommend to the chairman additional agenda items for meetings of the board of directors;

•	Review meeting frequency and duration and recommend to the chairman additional meetings to ensure there is sufficient time for discussion of all agenda items;

•	Call meetings of the non-management directors; and

•	If requested by major stockholders, be available for consultations and direct communication.

Committee Membership

NAME	AUDIT COMMITTEE		COMPENSATION COMMITTEE		NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
William J. Crowley, Jr.	X	(1)			X
David I. Foley			X	(1)
P. Michael Giftos	X				X
Alex T. Krueger			X
Joel Richards, III*			X		X	(1)
Robert C. Scharp	X				X
Thomas V. Shockley, III	X		X

*	Lead independent director appointed April 1, 2006
(1)	Committee chairman

The standing board of directors committees and the number of meetings they held in 2008 were as follows:

Board Committee	No. of Meetings Held
Audit Committee	8
Compensation Committee	6
Nominating and Corporate Governance Committee	3

Each of the audit, compensation and nominating and corporate governance committees have adopted a charter. Stockholders may obtain a copy of each charter on Foundation’s website at www.foundationcoal.com, or upon written request at no cost.

The principal responsibilities and functions of the standing board of directors committees are as follows:

Audit Committee

Our audit committee currently consists of William J. Crowley, Jr., P. Michael Giftos, Robert C. Scharp and Thomas V. Shockley, III. William J. Crowley, Jr. is our audit committee “financial expert” as such term is defined in Item 401(d)(5)(ii) of Regulation S-K. The audit committee is responsible for (a) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor; (b) approving the overall scope of the audit; (c) assisting the board of directors in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements; (d) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm; (e) discussing the annual audited financial and quarterly statements with management and the independent auditor; (f) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; (g) discussing policies with respect to risk assessment and risk management; (h) meeting separately, periodically, with management, internal auditors and the independent auditor; (i) reviewing with the independent auditor any audit problems or difficulties and managements’ response; (j) setting clear hiring policies for employees or former employees of the independent auditors; (k) annually reviewing the adequacy of the audit committee’s written charter; (l) establishing procedures for the receipt and monitoring of complaints received by Foundation (including anonymous submissions by our employees) regarding accounting, internal accounting and auditing matters; (m) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time; (n) reporting regularly to the full board of directors; and (o) conducting an annual evaluation of its performance.

The board of directors has concluded that all members of the audit committee are independent within the meaning of the Sarbanes-Oxley Act and the NYSE independence standard.

Compensation Committee

Our compensation committee currently consists of David I. Foley, Alex T. Krueger, Joel Richards, III, and Thomas V. Shockley. Alex T. Krueger was appointed to the compensation committee effective January 1, 2008. The compensation committee is responsible for discharging the responsibilities of the board of directors with respect to Foundation and its subsidiaries’ compensation programs, including the compensation of key employees, executives and the board of directors. The compensation committee is responsible for (a) administering long-term incentive and stock plans of Foundation and its subsidiaries; (b) reviewing the overall executive compensation philosophy of Foundation and its subsidiaries and their total compensation program including welfare benefit plans and programs and savings and retirement plans and programs; (c) reviewing and approving corporate goals and objectives relevant to the chief executive officer and other executive officers’ compensation, including annual performance targets; (d) evaluating the performance of the chief executive officer and other executive officers in light of the corporate goals and performance targets and, based on such evaluation, determining and approving the annual salary, bonus, equity based and other compensation and benefits, direct and indirect, of the chief executive officer and other executive officers; (e) reviewing and making recommendations to the board of directors regarding the director compensation program; (f) preparing and making recommendations and periodic reports on its activities to the board of directors; (g) preparing the “Compensation Discussion and Analysis” and the Report of the compensation committee on executive compensation for inclusion in Foundation’s proxy statement as required by the SEC; (h) reviewing and approving employment contracts and other similar arrangements between Foundation and its executive officers; (i) approving the appointment and removal of trustees and investment managers for pension fund assets; (j) retaining consultants to advise the committee on executive compensation practices and policies and other benefits matters; and (k) handling such other matters that are specifically delegated to the compensation committee by the board of directors.

The board of directors has determined that the members of the compensation committee are independent within the meaning of the applicable NYSE independence standards and the rules of the SEC.

The compensation committee retained the services of the Philadelphia office of Mercer to act as its external compensation consultant and Skadden, Arps, Slate, Meagher and Flom, LLP to act as its legal counsel.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Joel Richards, III, William J. Crowley, Jr., P. Michael Giftos and Robert C. Scharp. The nominating and corporate governance committee is responsible for (a) developing and recommending criteria for selecting new directors; (b) screening and recommending to the board of directors individuals qualified to become executive officers; (c) overseeing evaluations of management and the board of directors, its members and committees of the board of directors; (d) periodic reviewing of the charter and composition of each committee of the board of directors; (e) reviewing the adequacy of our Certificate of Incorporation and Bylaws; (f) developing and recommending to the board of directors corporate governance practices and policies; (g) overseeing and approving the management continuity process; (h) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time; and (i) reporting regularly to the full board of directors.

Prospective director nominees are identified through the contacts of the chairman of the board of directors, other directors or members of senior management. The nominating and corporate governance committee has, from time to time, also engaged the services of a fee-based third party to identify and evaluate prospective nominees. When a prospective director nominee has been identified, the nominating and corporate governance committee makes an initial determination through information provided to the nominating and corporate governance committee and information supplemented by the nominating and corporate governance committee through its own inquiries. The nominating and corporate governance committee will evaluate director nominees, including nominees that are submitted to Foundation by a stockholder, taking into consideration certain criteria, including issues of industry knowledge and experience, the current composition of the board of directors, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing and educational and professional background. In addition, directors must have time available to devote to board of directors’ activities and the ability to work collegially. At all times, at least one member of the board of directors must meet the definition of “financial expert” as such term is defined in Item 401(d)(5)(ii) of Regulation S-K and serve on Foundation’s audit committee.

After the nominating and corporate governance committee has identified a prospective nominee, it makes an initial evaluation through interviews and possible reference checks. Each prospective nominee is also provided with a questionnaire to complete and return to the nominating and corporate governance committee. Based on interviews, references and responses to the questionnaire, the nominating and corporate governance committee then determines whether it should extend an invitation to the prospective nominee and ultimately recommend nomination to the board of directors.

In determining whether to recommend a director for re-election, the nominating and corporate governance committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the board of directors.

The board of directors has concluded that members of the nominating and corporate governance committee are independent within the meaning of the applicable NYSE independence standards.

Code of Business Conduct and Ethics

Foundation has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to the employees, officers and directors of Foundation and its subsidiaries. The Code applies to our senior financial employees, including our chief executive officer and chief financial officer. The Code is available on Foundation’s website, www.foundationcoal.com and upon written request at no cost.

Director Compensation

Effective January 1, 2009, each director who is not an employee of Foundation and its subsidiaries receives compensation as follows:

	2008	2009
Annual Retainer	$40,000	$40,000
Chairman of the board of directors	additional $10,000 annually	additional $10,000 annually
Lead independent director	additional $10,000 annually	additional $10,000 annually
Audit committee chairman	additional $10,000 annually	additional $15,000 annually
Other committee chairmen	additional $5,000 annually	additional $7,500 annually
Per board of directors meeting	additional $1,500	additional $1,500
Per committee meeting	additional $1,500	additional $1,500
Initial equity compensation	3,000 shares of restricted stock (1/5 vest each December 31st)	equity worth $75,000 in the form of restricted stock units (1/5 vest each December 31st)
Annual equity compensation	1,500 shares of restricted stock (1/3 vest each December 31st)	equity worth $75,000 in the form of restricted stock units (100 percent vests each December 31st)

During late 2008, the compensation committee asked its external consultant to review director compensation in light of the overall global economic situation. The external consultant’s recommendations described below were adopted by the compensation committee and approved by the board of directors. First, in light of the increased complexity of the chairman position requirements, the retainer fees paid to the audit committee chairman have increased from $10,000 to $15,000 and the retainer fees to the chairmen of the other board committees have increased from $5,000 to $7,500. Secondly, the initial and annual grants of equity compensation will now be based on total value rather than a fixed number of shares of restricted stock and vest over a five year period and one year period respectively. These changes are expected to position Foundation’s directors between the median and 75th percentile of the peers, which the compensation committee believes is an appropriate positioning since directors’ compensation is not reviewed annually and was last reviewed during late 2006 with recommendations implemented in early 2007. Further, the compensation committee believed the granting of equity worth a fixed value rather than fixed shares was reasonable in light of market trends toward granting an annual fixed value (as opposed to a fixed share award) and provide a stable target value year-over-year. Lastly, the compensation committee approved a deferred compensation plan for directors effective January 1, 2009, that will be administered by the company’s benefits group. Any deferrals by directors are entirely voluntary and do not receive above market interest rates.

In addition, Foundation reimburses directors for travel expenses incurred in connection with attending board of directors, committee and stockholder meetings and for other Foundation business related expenses.

The following table shows, for the fiscal year ended December 31, 2008, the amount of compensation each non-employee director received for annual directors’ fees, annual committee chairman and lead independent director fees, and board and committee meeting attendance fees:

Name	Fees Earned Or Paid in Cash ($)		Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)		(c)(1)	(g)(2)	(h)
William J. Crowley, Jr.	77,000	(3)	112,945	300	190,245
David I. Foley	63,000	(4)	67,513	540	131,053
P. Michael Giftos	67,000	(5)	83,214	10,420	160,634
Alex T. Krueger	59,500	(6)	66,607	540	126,647
Joel Richards, III	79,000	(7)	94,373	2,420	175,793
Robert C. Scharp	67,000	(8)	83,214	720	150,934
Thomas V. Shockley, III	71,500	(9)	66,607	10,540	148,647

(1)

The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R) with respect to long-term equity awards granted under the Amended and Restated 2004 Stock Incentive Plan and may include amounts from awards granted in and prior to 2008. Assumptions used in the calculations of these amounts are included in footnote 15 to Foundation’s audited consolidated financial statements and related notes for the fiscal year ended December 31, 2008, included in Foundation’s annual report on Form 10-K filed with the SEC on February 29, 2008. Each director has the following aggregate number of unvested shares of restricted stock: William J. Crowley, Jr., 1,500 shares; David I. Foley, 2,700 shares; P. Michael Giftos 2,100 shares; Alex T. Krueger, 2,700 shares; Joel Richards, III, 2,100 shares; Robert C. Scharp, 2,100 shares; and Thomas V. Shockley, III, 2,700 shares. The restricted stock held by each director is included in the “Security Ownership of Certain Beneficial Owners and Management” table on page 44.

(2)

Dividends paid on unvested restricted stock through December 31, 2008. Also includes $10,000, $2,000, $300 and $10,000 Political Action Committee Company matching contributions for Messrs. Giftos, Richards, Scharp and Shockley, respectively.

(3)

Includes $40,000 annual directors’ fee, $10,000 annual audit committee chairman fee, and $10,500 board, $12,000 audit committee, and $4,500 nominating and corporate governance committee meeting attendance fees.

(4)	Includes $40,000 annual directors’ fee, $5,000 annual compensation committee chairman fee, and $10,500 board and $7,500 compensation committee meeting attendance fees.
(5)	Includes $40,000 annual directors’ fee and $10,500 board, $12,000 audit committee, and $4,500 nominating and corporate governance committee meeting attendance fees.
(6)	Includes $40,000 annual directors’ fee and $10,500 board and $9,000 compensation committee meeting attendance fees.
(7)

Includes $40,000 annual directors’ fee, $10,000 annual lead independent director fee, $5,000 annual nominating and corporate governance committee chairman fee, and $10,500 board, $9,000 compensation committee and $4,500 nominating and corporate governance committee meeting attendance fees.

(8)	Includes $40,000 annual directors’ fee and $10,500 board, $12,000 audit committee, and $4,500 nominating and corporate governance committee meeting attendance fees.
(9)	Includes $40,000 annual directors’ fee and $10,500 board, $12,000 audit committee, and $9,000 compensation committee meeting attendance fees.

Stockholder Director Nominations

In accordance with Foundation’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2010 annual meeting only if the secretary of Foundation receives written notice of any such nominations no earlier than December 4, 2009 and no later than January 3, 2010. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	a representation that the stockholder is entitled to vote at the meeting at which directors will be elected;

•	the number of shares of Foundation that are beneficially owned by the stockholder;

•	any material interest of the stockholder;

•	information required by Regulation 14A of the Securities Exchange Act of 1934, as amended;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the following information with respect to the person nominated by the stockholder:

•	name and address;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC; and

•	a description of any arrangements or understandings between the stockholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

Foundation did not receive any stockholder recommendations for director nominees to be considered by the nominating and corporate governance committee for the Annual Meeting.

Stockholder and other Interested Parties Communications with the Board of Directors

Stockholders and other interested parties may contact the board of directors as a group or an individual director by the following means:

Email:	board@foundationcoal.com
Mail:	Board of Directors
Attn: Corporate Secretary
Foundation Coal Holdings, Inc.
999 Corporate Boulevard, Suite 300
Linthicum Heights, MD 21090

Stockholders and other interested parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Communications from stockholders and other interested parties will be promptly forwarded by the Secretary of Foundation to the specified director addressee. Communications addressed to the full board of directors or the group of non-management directors will be forwarded by the Secretary of Foundation to the chairman of the board of directors or the lead independent director, as appropriate. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the audit committee and are handled in accordance with procedures established by the audit committee.

EXECUTIVE OFFICERS

The following is a description of the background of the executive officers of Foundation who are not directors:

James J. Bryja (52) has been our Senior Vice President, Operations since June 2007. Prior to his current position, Mr. Bryja was Senior Vice President, Eastern Operations of Foundation from August 2004 to June 2007 and of RAG American Coal Holding, Inc. from February 2003 to August 2004. From 1999 through 2001, Mr. Bryja was General Manager of Emerald Coal Resources, LP, one of our subsidiaries, and from September 2001 to 2003, Mr. Bryja served as President of Pennsylvania Services Corporation, one of our subsidiaries. Mr. Bryja has 29 years of experience in the coal mining industry, with positions in management, engineering and production at Island Creek Corporation/Consolidation Coal Co. and U.S. Steel Mining Co. Mr. Bryja earned his Bachelor of Science in Mining Engineering from the Pennsylvania State University and his Masters Degree in Business Administration from West Virginia University. Mr. Bryja is a registered professional engineer. Mr. Bryja currently serves as a board member of the Pittsburgh Coal Mining Institute of America and is a member of the Society of Mining Engineers.

James A. Olsen (57) has been our Senior Vice President and Chief Information Officer since December 2007. Prior to his current position, Mr. Olsen was Senior Vice President, Development and Information Technology of Foundation from 2004 to December 2007 and of RAG American Coal Holding, Inc. from 1999 to 2004. From 1993 to 1999, he worked at Cyprus Amax Coal Company as Assistant Controller and later as Vice President of Business Development. From 1975 to 1981, and from 1988 to 1990, he was employed by AMAX Inc. in several positions, including Assistant Controller and Assistant to the Treasurer. Mr. Olsen earned his Bachelor of Arts in Economics from St. Anselm College and his Masters Degree in Business Administration from Boston University.

A. Scott Pack, Jr. (49) has been our Senior Vice President, Sales and Marketing since May 2006. Prior to his current position, Mr. Pack was our Vice President of Sales and Marketing from 2001 to May 2006. Mr. Pack has 24 years of experience in the coal mining industry in which he has held various engineering, sales, transportation and management positions at Enron Global Markets, LLC, Consol Energy Inc., Cannelton Industries, Inc., Maple Meadow Mining Company and the New River Co. Mr. Pack earned his Bachelor of Science in Mining Engineering from the West Virginia University. Mr. Pack is a member and past president of the Coal Club of Philadelphia. He is also a member of the New York Coal Trade Association, The Traffic Club of Pittsburgh, and the North Carolina Coal Institute. In addition, Mr. Pack serves on the College of Engineering and Mineral Resources Advisory Committee at West Virginia University.

Michael R. Peelish (47) has been our Senior Vice President, Safety and Human Resources since August 2004. Prior to his current position, Mr. Peelish was Senior Vice President, Safety and Human Resources of RAG American Coal Holding, Inc. from 1999 to August 2004. From 1995 to 1999, Mr. Peelish was Director, Safety of Cyprus Amax Minerals Company, and from 1994 to 1995, was Manager of Regulatory Affairs and Loss Control of Cyprus Amax Coal Company. From 1989 to 1994, Mr. Peelish was a Senior Attorney at Cyprus Minerals Company, and from 1986 to 1989, was an attorney at Consolidation Coal Company. Mr. Peelish received his law degree from the West Virginia University College of Law and his Bachelor of Science in Engineering of Mines from West Virginia University, Cum Laude.

Greg A. Walker (53) has been our Senior Vice President, General Counsel and Secretary since August 2004. Prior to his current position, Mr. Walker was Senior Vice President, General Counsel and Secretary of RAG American Coal Holding, Inc. from 1999 to August 2004. He has over 25 years of experience with legal and regulatory issues in the mining industry. He was Senior Attorney at Cyprus Amax Minerals Company from 1989 to 1999, affiliated with McGuire, Cornwell & Blakey from 1986 to 1989 and Associate Counsel at Mobil Oil Corporation from 1981 to 1986. Mr. Walker received his law degree in 1981 from the University of Florida and his Bachelor of Arts with a major in geology from the University of Pennsylvania in 1978.

Frank J. Wood (56) has been our Senior Vice President and Chief Financial Officer since August 2004. Prior to his current position, Mr. Wood was Senior Vice President and Chief Financial Officer of RAG American Coal Holding, Inc. from 1999 to August 2004. From 1993 to 1999, he was Vice President & Controller at Cyprus Amax Coal Company, and from 1991 to 1993, he was Vice President of Administration at Cannelton Inc. From 1979 to 1991, Mr. Wood held various accounting and financial management positions at AMAX Inc.’s coal and oil and gas subsidiaries. Mr. Wood earned a Bachelor of Business Administration from the College of William and Mary and a Masters Degree in Business Administration from Indiana University.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Compensation Committee Members and Compensation Committee Charter

The compensation committee has the responsibility for establishing all components of Foundation’s executive pay and reviewing and approving changes to Foundation’s executive compensation programs. The compensation committee also recommends or reports its decisions to the board of directors regarding all compensation payments to the chief executive officer and the other executive officers, including base salary adjustments, annual incentives, and long-term incentive awards. The compensation committee discharges other responsibilities pertaining to Foundation such as Company-wide salary adjustments and overall compensation and benefit policies and plans.

The compensation committee’s charter reflects these responsibilities, and the compensation committee conducted an assessment in December 2008 of its responsibilities, including a review of its charter. The compensation committee believes the charter is a sound document that sets forth clearly its role and responsibilities relative to managing the components of compensation for executives, as well as the other responsibilities set forth therein. If the compensation committee desired to revise its charter, it could do so and recommend adoption of the revised charter by the board of directors. Also, the compensation committee utilizes an annual calendar of events to guide and chart its activities. This calendar sets forth the compensation committee duties as established by its charter as well as any statutory or regulatory obligations. This calendar includes major topics such as meetings, compensation philosophy and goals, executive compensation plan, monitoring and administrative activities, reporting and self-evaluation.

The board of directors determines the compensation committee’s membership. The board of directors reviews the attributes of each director who participates on the compensation committee. In so doing, the board of directors has elected members to the compensation committee that have held or currently hold executive human resources positions (including working with the compensation committee of a publicly traded company), executive operating positions with a publicly traded company, and director positions with other publicly traded and private companies.

The compensation committee meets at scheduled times during the year typically prior to quarterly board of directors meetings; however, other scheduled meetings are conducted in person or telephonically depending on the work tasks of the compensation committee. The agendas for the compensation committee meetings are initially prepared by the senior vice president, safety and human resources, with input from Foundation’s benefits committee, the chief executive officer, the compensation committee’s external consultant, and the compensation committee’s outside legal counsel. The draft agenda is sent to the chairman of the compensation committee for review, revision and approval. Typically, the chief executive officer, the president and chief operating officer, and senior vice president, safety and human resources are invited to attend compensation committee meetings; however, they do not attend any executive session held by the compensation committee by itself or with its external consultant or its outside legal counsel. The attendance of these three executive officers allows the compensation committee to make inquiries into matters for which it is responsible and assists the compensation committee in making informed decisions. The actions of the compensation committee are recorded in the minutes of the meeting and the appropriate resolutions document all formal actions taken by the compensation committee. The compensation committee chairman reports on actions and recommendations during the board of directors meetings.

The compensation committee is also supported in its work by Foundation’s human resources management and Foundation’s benefits committee. The benefits committee membership includes the senior vice president, safety and human resources, the senior vice president and chief financial officer and the vice president of benefits who functions as its chairman. In addition, the compensation committee has the authority to engage the services of outside advisors. During 2008, the compensation committee directly engaged the services of Mercer and

Skadden, Arps, Slate, Meagher and Flom, LLP to assist it in performing its duties under its charter. For each specific work activity of the compensation consultant, the consultant who performs these services reports directly to the compensation committee chair who is asked to execute an engagement letter setting forth the scope of work. For work activity of Skadden, Arps, Slate, Meagher and Flom, LLP, the compensation committee either directs management to ask for legal assistance on specific issues or is informed of work performed on behalf of the compensation committee by management during the compensation committee meetings. Annually, the compensation committee reviews the expenditures paid to the compensation consultant. For purposes of executive compensation, including the negotiation of the new employment agreements, during 2008 Foundation’s executive management did not retain a compensation consultant or legal counsel to act on management’s behalf.

For the fiscal year ended December 31, 2008, the compensation committee met six times and its activities focused on the following:

(1)	with the assistance of Mercer, reviewed the key elements of the total direct compensation program (e.g., base salary, annual incentives, long-term incentives, etc.) for executive officers,

(2)	reviewed and approved the 2008 annual incentive payment levels for the executive management team for 2007 performance,

(3)	reviewed and approved the vesting of pre-IPO performance options based on the achievement of performance targets set forth in the non-qualified stock option agreements with executive officers as well as approved the earning of restricted stock units based on the achievement of performance targets set forth in the restricted stock unit agreements with two executive officers,

(4)	with the assistance of Mercer, reviewed the director compensation package and made changes to the annual retainer for committee chairmen, the initial grant value and the annual grant value,

(5)	established performance targets for the 2008 management incentive plan for non-executive key managers of Foundation,

(6)	approved a new long-term equity strategy to be implemented in 2009 for executive managers which mirrors the long-term equity strategy implemented in 2008 for non-executive key managers of Foundation,

(7)	established annual performance targets for executive management’s annual incentive plan as budgeted EBITDA as well as established appropriate subjective targets under the performance development system,

(8)	approved and adopted the Amended and Restated 2004 Stock Incentive Plan and the 2008 Annual Incentive Performance Plan,

(9)	approved changes to the Company retirement plan as more fully described under “Benefits”,

(10)	approved changes to and renewed the employment agreements for all executive officers,

(11)	reviewed the status of the discretionary pool of 50,000 restricted stock units to be used by the chief executive officer to grant to non-executive key managers for retention and recruitment purposes,

(12)	the compensation committee delegated to the chief executive officer a pool of 50,000 restricted stock units to award to non-executive key managers for retention and recruitment purposes,

(13)	the compensation committee delegated to the chief executive officer a pool of 150,000 restricted stock units to award to production and maintenance supervisors for retention and recruitment purposes.

The compensation committee requested a full compensation assessment from its compensation consultant prior to its fall meeting which is an activity the compensation committee undertakes annually. The compensation committee delegates this task to the senior vice president, safety and human resources who coordinates with the compensation consultant by providing internal compensation data and information requested by the compensation consultant. The report is directed to the compensation committee. The benefits committee does not make recommendations to the compensation committee in matters related to executive direct cash compensation or executive long-term incentive plan design.

Objectives of Compensation Program and Program Design

Compensation Philosophy

Foundation’s strategy is to establish executive compensation programs that enable Foundation to recruit, retain and motivate a qualified executive management team that is needed to achieve long-term profitability of Foundation and enhance stockholder value. Foundation’s compensation philosophy and program is premised upon the following beliefs:

(1)	Programs will establish performance targets that translate into enhanced stockholder value,

(2)	Programs will align the individual and collective performance of executive management with stockholder value, and

(3)	Total compensation should encourage the achievement of individual and collective Company performance targets.

The philosophy was not reviewed in 2008.

At its February 2007 meeting, the compensation committee approved and adopted a revised compensation philosophy to more specifically reflect the importance of total compensation as it relates to Foundation’s operating and financial performance and the enhancement of stockholder value. The revised and restated compensation philosophy is noted below:

“We will administer total compensation programs that provide a fair base pay, competitive benefits, and incentive opportunities to achieve the higher paid levels in the industry, provided all such payments are aligned with individual and team performance, Company performance, and value to the stockholder.”

The compensation philosophy discusses “fair base pay.” The compensation committee defines fair base pay to mean between the 50th percentile and the 75th percentile of market base pay for comparable positions at companies in the peer group. The total direct cash compensation of base pay and incentive opportunities should position executive officers towards the higher levels of pay (greater than 75th percentile) as compared to the peer group (as described below) if warranted based on performance. While the long-term equity incentives were established at the time of the initial public offering, the objective of these long-term equity awards was to drive stockholder value allowing management to receive the upside of stock value appreciation in the event performance targets are achieved. The mix between time and performance options is heavily weighted towards performance (28% time/72% performance). Likewise, the new 2009 management incentive plan for executive managers is weighted towards performance as noted above (40% time/60% performance). This total compensation approach reiterates the compensation committee’s strong belief in aligning Foundation’s financial performance to the total cash and equity compensation received by management which in turn should drive stockholder value.

The primary components of Foundation’s executive compensation programs are base salary, annual incentive awards, and long-term equity incentive awards. The total compensation achievable should be generally competitive with the compensation comparison group based on relative size of each organization as determined by revenue, produced tons, and operational complexity. This group consists of Alpha Natural Resources, Inc., Arch Coal Inc., Alliance Natural Resources, Consol Energy, Inc., Massey Energy Company, Nacco Industries,

Peabody Energy Corporation, Teco Energy, Vectren Corp, Walter Industries, and Westmoreland Coal Company. These companies were recommended by the compensation consultant because of their relationship to the coal industry for purposes of comparing and making recommendations on executive base salaries leading into 2008. However, during 2008, the compensation committee reviewed and expressed a preference for a peer group of pure play coal companies. Thus, the following changes were made to the peer group in 2008 for compensation and incentive assessments which included adding International Coal Group, Patriot Coal Corp. and James River Coal Company while removing Nacco Industries, Teco Energy, Vectren Corp, and Walter Industries. Also, depending on the specific issue being discussed, the compensation consultant will look to general industry survey data. For instance, in reviewing the long-term incentive plan for non-executive senior managers and in reviewing base salaries for executive managers not listed in the summary compensation tables, the compensation consultant also uses general industry survey data to assure that the compensation committee had ample factual data in order to make its decisions.

As discussed more fully under “2008 Incentive Plan” below, Foundation’s financial performance in 2008 failed to meet budgeted levels of EBITDA, free cash flow, and EBITDA Margin. The financial performance was primarily impacted by production shortfalls at the Emerald Mine. However, based on a high level review of these and other common financial measures, Foundation’s one-year (2007) and three-year (2005-2007) performance is at approximately the 75th percentile of the peer group. The compensation committee reviews Foundation’s financial and operating performance prior to approving any annual incentive payment pursuant to the executive officer employment agreements, prior to approving the vesting of performance options under the non-qualified stock option agreements, and prior to approving vesting of restricted stock units pursuant to restricted stock unit agreements for two executive managers. The compensation committee also believes it is important to review financial performance relative to its peers.

Employment Agreements

James F. Roberts

Foundation entered into an employment agreement with James F. Roberts, effective January 1, 2009, to serve as chief executive officer and member of our board of directors. The term of Mr. Roberts’ agreement is through December 31, 2011, unless terminated earlier by us or Mr. Roberts. The employment agreement was entered into to assure continuity of leadership for Foundation and stability of employment for Mr. Roberts. The employment agreement provides for an annual base salary of $700,000, which may be adjusted from time to time by the compensation committee.

The employment agreement also provides for an annual target bonus payment of 100% of base salary based upon the achievement of certain individual and Company performance targets established by the board of directors, in consultation with Mr. Roberts. Mr. Roberts receives, at the discretion of the board of directors, equity awards under the Amended and Restated 2004 Stock Incentive Plan. Also, the employment agreement provides for reimbursement of reasonable travel and business expenses, including the use of an automobile in accordance with the policies of Foundation.

Under the terms of the employment agreement, Mr. Roberts may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during Mr. Roberts’ term of employment and (a) for a period of nine months following the date Mr. Roberts ceases to be employed by us, Mr. Roberts may not compete with us or our subsidiaries, and (b) for a period of two years following the date Mr. Roberts ceases to be employed by us, Mr. Roberts may not solicit or hire our employees or employees of our subsidiaries.

Mr. Roberts’ prior agreement provided for payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Roberts is responsible as a result of receiving payment in connection with a change in control. Under the terms of the renewed employment agreement, if the change in control payment would not be subject to excise tax if reduced by an amount of 10% or less, the amounts payable to Mr. Roberts are reduced to the maximum amount that can be paid without triggering the excise tax. This provision was changed to save costs in some situations where a small reduction in benefits to the executive can result in significant savings to the Company.

Also, the renewed employment agreement provides for a fixed severance multiple which allows for a defined amount in the event of severance.

Kurt D. Kost

Foundation entered into an employment agreement with Kurt D. Kost, effective January 1, 2009, to serve as president and chief operating officer. The term of Mr. Kost’s agreement is through December 31, 2011, unless terminated earlier by us or Mr. Kost. The employment agreement was entered into to assure continuity of leadership for Foundation and stability of employment for Mr. Kost. The employment agreement provides for an annual base salary of $450,000, which may be adjusted from time to time by the compensation committee.

The employment agreement also provides for an annual target bonus payment of 75% of base salary based upon the achievement of certain individual and Company performance targets established by the board of directors, in consultation with Mr. Roberts and Mr. Kost. Mr. Kost receives, at the discretion of the board of directors, equity awards under the Amended and Restated 2004 Stock Incentive Plan. Also, the employment agreement provides for reimbursement of reasonable travel and business expenses in accordance with the policies of Foundation.

Under the terms of the employment agreement, Mr. Kost may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during Mr. Kost’s term of employment and (a) for a period of nine months following the date Mr. Kost ceases to be employed by us, Mr. Kost may not compete with us or our subsidiaries, and (b) for a period of two years following the date Mr. Kost ceases to be employed by us, Mr. Kost may not solicit or hire our employees or employees of our subsidiaries.

Mr. Kost’s prior agreement provided for payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Kost is responsible as a result of receiving payment in connection with a change in control. Under the terms of the renewed employment agreement, if the change in control payment would not be subject to excise tax if reduced by an amount of 10% or less, the amounts payable to Mr. Kost are reduced to the maximum amount that can be paid without triggering the excise tax. This provision was changed to save costs in some situations where a small reduction in benefits to the executive can result in significant savings to the Company.

Also, the renewed employment agreement provides for a fixed severance multiple which allows for a defined amount in the event of severance.

James J. Bryja, A. Scott Pack, Jr. and Frank J. Wood

Foundation entered into employment agreements effective January 1, 2009 with James J. Bryja to serve as Senior Vice President, Operations, A. Scott Pack, Jr. to serve as Senior Vice President, Sales and Marketing and Frank J. Wood to serve as Senior Vice President and Chief Financial Officer (for purposes of this section, collectively the “Executive Officers” and individually “Executive Officer”). The term of each agreement is through December 31, 2011.

The employment agreements provide for annual base pay of $375,000, $296,000, and $332,000, respectively, for Messrs. Bryja, Pack and Wood. On February 20, 2009 the compensation committee approved a 3.5% increase in base salary for each of Messrs. Bryja, Pack and Wood to $388,125, $306,360, and $343,620,

respectively. Each of these agreements provides for an annual target bonus payment of 65% of base salary based upon the achievement of certain individual and company performance targets established by the board of directors, in consultation with Mr. Roberts and the respective executive officer. These agreements were entered into to assure continuity of leadership for Foundation and stability of employment for these executive officers.

Under the terms of each employment agreement, the executive officer may not disclose any confidential information concerning us, our subsidiaries or affiliates and any third party that has provided any information to us on a confidential basis. In addition, during the executive officer’s term of employment and (a) for a period of nine months following the date the executive officer ceases to be employed by us, the executive officer may not compete with us or our subsidiaries, and (b) for a period of two years following the date the executive officer ceases to be employed by us, the executive officer may not solicit or hire our employees or employees of our subsidiaries.

Messrs. Bryja, Pack and Wood’s prior agreements provided for payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Messrs. Bryja, Pack and Wood were each responsible as a result of receiving payment in connection with a change in control. Under the terms of the renewed employment agreements, if the change in control payment would not be subject to excise tax if reduced by an amount of 10% or less, the amounts payable to Messrs. Bryja, Pack and Wood are reduced to the maximum amount that can be paid without triggering the excise tax. This provision was changed to save costs in some situations where a small reduction in benefits to the executive can result in significant savings to the Company.

Also, the renewed employment agreement provides for a fixed severance multiple which allows for a defined amount in the event of severance.

Elements of Compensation

Base Salary

Base compensation is determined by the compensation committee based upon its philosophy that executive officers’ base pay should be “fair”, as defined to mean between the 50th and the 75th percentile of market base pay for comparable positions. The compensation committee commissioned its compensation consultant to evaluate the base pay of all executive officers during 2007 with the changes effective January 1, 2008. The compensation committee considered the 2007 assessment and recommendations of the chief executive officer and the compensation consultant and adjusted base pay for the four named executive officers effective January 1, 2008. These adjustments to base pay were recommended to ensure the maintenance of marketplace competitiveness and internal equity, taking into account each executive officer’s performance and contributions to Foundation, job experience, and retention value. Based on these criteria, the compensation committee considered the recommended increase ranges of its external consultant and approved the base pay of the chief executive officer, and in consultation with both its external consultant and the chief executive officer, approved the base pay adjustments for all of the named executive officers. Also, the compensation committee commissioned its compensation consultant to evaluate the base pay of all executive officers during 2008. The compensation consultant data reflects that base pay for the named executive officers (as defined below) is in aggregate 102% of the peer company median (50th percentile) and 84% of the 75th percentile. For all executive officers, the data reflects that base pay for the executive officers is in aggregate 103% of the general market survey data median (50th percentile) and 83% of the 75th percentile. Based on the 2008 assessment, the recommendation of the chief executive officer supported by the compensation consultant did not result in adjustments to base pay for the four named executive officers other than a 3.5% increase for all executives consistent with Foundation’s overall salary increase budget. Based on the 2007 assessment by the compensation committee’s external consultant, all other executive officers’ base pay was adjusted in early 2008 beyond the 3% Company-wide increase after consultation with the compensation committee’s external consultant and the chief executive officer.

The following table reflects the actual percentiles represented by each named executive officer’s base salary and target total cash compensation (base salary plus target annual incentives) for the year ended December 31, 2008 as measured against the Peer Company Index utilizing the index’s median compensation values for the 50th percentile and the 75th percentile based on executive title and /or pay rank. See the discussion under the caption “Compensation Philosophy”:

	Base Salary		Target Total Cash Compensation
NEO	Peer Company Index*		Peer Company Index*
	50th Percentile	75th Percentile	50th Percentile	75th Percentile
James F. Roberts	98%	71%	83%	65%
Frank J. Wood	109%	86%	99%	81%
Kurt D. Kost	99%	83%	96%	78%
James J. Bryja	106%	97%	108%	90%
A. Scott Pack, Jr.	108%	99%	103%	97%

*	Peer Company Index includes: Alpha Natural Resources, Inc., Arch Coal Inc., Alliance Natural Resources, Consol Energy, Inc., International Coal Group, James River Coal Company, Massey Energy Company, Patriot Coal Corp., Peabody Energy Corporation, and Westmoreland Coal Company.

Annual Incentive Plan

Foundation sought and obtained approval for the 2008 Annual Incentive Performance Plan at the annual stockholder meeting. Foundation’s annual incentive plan provides an opportunity for all salaried and some hourly employees of Foundation to earn additional compensation for the achievement of certain individual, location, and Foundation performance targets established by management. The annual incentive award is primarily expressed as a percentage of base pay, but can be a fixed amount for achieving a target that is predetermined under the plan. With respect to, the named executive officers (as defined below), the annual incentive target as a percentage of base pay has been determined by the board of directors and incorporated into the respective named executive officer’s employment agreement. The performance targets, on the other hand, are established by the board of directors annually.

As it relates to all executive officers for calendar year 2008, Foundation’s performance target was based on target EBITDA (as defined in the credit agreement among our subsidiary, Foundation Coal Corporation, and various parties). The 100% of target equates to achieving the budgeted EBITDA. The individual performance target is derived from the chief executive officer’s evaluation of the named executive officers under Foundation’s performance development system. For all executive officers (other than the chief executive officer and the president and chief operating officer, who are discussed separately below), bonus payouts were determined as set forth in the table below:

Company		Individual		Total Percent Potential Incentive
Performance	Percent of Base Salary	Performance	Percent of Base Salary
125% of target	83.33	Maximum	41.67	125
100% of target	43.50	Target	21.50	65
85% of target	16.67	Below target	8.33	25
Below 85% of target	0.00		0.00	0

The annual incentive target percentage levels synchronize with the compensation philosophy by positioning base salaries competitive with the median while directing a greater portion of direct cash compensation opportunity towards annual performance-based metrics. The basic premise is that if Foundation is meeting its financial expectations, it is due to the safe, low-cost, and efficient and productive management of its mining operations and thus value will inure to the executive officers in the form of direct compensation and to stockholders in the form of share price appreciation.

The annual performance target metric is established by the compensation committee and for 2008 was EBITDA. This performance measurement was established because it is the single most representative measurement of performance. Other key performance measurements are incorporated in the long-term incentive plan and purposely were not repeated. The EBITDA metric accounts for two-thirds of the annual incentive target level and summarizes fairly all other financial and operating metrics and is easily calculated and reported. The remaining one-third of the annual incentive target level pertains to individual targets that are established during the performance development process and include other key operating metrics, such as safety, operating performance, internal processes, customer/quality and learning and development.

In 2008, for Messrs. Roberts and Kost, the annual target incentive percentages of base salary were 85% and 75%, respectively.

2008 Incentive Payments

The individual performance targets address the key result areas of finance, internal process, customer/quality and learning and development. The individual performance targets related to internal process, customer/quality, and learning and development are subjective with the exception of the company’s strategic external growth plans and implementation strategies. The determination of the actual individual performance targets is a subjective process based upon the particular business drivers for the key results areas (described below). Once actual individual performance targets are determined, specific metrics are applied to the individual performance targets and are used to compare against actual performance. This comparison will determine if an executive officer has met his individual performance targets. We are disclosing specific quantifiable targets as it relates to historic financial and operational performance. We have not disclosed certain targets that are derived from financial and operational performance and that break down the performance on a non-publically disclosed per unit basis such as mine cash cost per ton, margins per ton of produced coal, or per ton margins on arbitrage and trade coal sales. Such disclosure of non-public information would result in substantial competitive harm, particularly with respect to our privately-held competitors who are not required to disclose such information, and with respect to coal purchasers who can use this information in negotiating transactions. Counterparties or competitors could use this non-public confidential information against the Company in the bidding process for coal supply agreements by better understanding the specific mine’s cost structure or strategy for attaining a profit objective.

The established targets are set at a high level of difficulty and require a significant commitment of time and a high level of process management skills to be achieved. Cash costs per ton are affected by many variables, some of which are controllable, and some of which cannot be controlled but require adjustment to business plans. Some of these factors include items such as: costs and availability of critical supplies and equipment; rapid market fluctuations of commodities such as diesel fuel, explosives, steel and electricity; availability of critical employees, often in relatively rural areas; encountering unexpected geologic conditions which affect coal quality and available tonnage for sale; unanticipated breakdowns of key equipment despite implementation of maintenance programs; and difficulty in predicting the timing of receiving required permits from state and federal agencies for ongoing operations. Arbitrage and trade margins per ton are also impacted by such variables. Some of the factors which affect these targets include: timely availability of required transportation sources; timely and accurate performance by counterparties; changes in demand for electricity resulting in increases or decreases of coal prices and/or stockpiles; unanticipated changes in prices for competing fuels such as natural gas affecting coal prices; decisions by utilities to resell on the open market coals originally purchased for consumption; and changes in the value of the dollar and/or transportation rates which can increase or decrease the amount of coal exported. Achieving growth strategies through acquisitions and mergers are affected by the availability of companies or assets for sale, availability of necessary financing, and the ultimate results of due diligence which may change original assumptions which led to development of the original targets.

We are not disclosing strategic external growth plans and implementation strategies as such disclosure could place the company in a less advantageous position to pursue or negotiate possible transactions. Thus, disclosure of specific growth targets or objectives such as desired EBITDA growth through acquisition or merger could provide information that would result in substantial competitive harm to the company from other competing bidders as well as potential acquisition targets.

The actual individual performance targets for the named executive officers are characterized under the key result areas and are defined as follows:

Financial

The financial target primarily includes providing operational and financial leadership to achieve the planned Company operational and financial targets for 2008 set at the end of 2007 in the normal course of budgeting. These targets included EBITDA of $350.3 million, diluted earnings per share of $.99, free cash flow of $53.1 million, capital expenditures of $184.1 million (excluding federal coal lease bid installments in Wyoming), production of 72.9 million tons, controllable cash costs, shipments of 73.5 million tons and revenues of $1,562.2 million.

Internal Processes

The internal processes target primarily includes providing leadership efforts to ensure compliance with the Sarbanes Oxley Act; monitoring business process improvements impact on EBITDA; monitoring safety incidence rates; developing plans and initiatives regarding general equipment management, supply chain processes; developing plans to standardize engineering and operating reviews required for safe and efficient operations; and developing a market strategy plan .

Customer/Quality

The customer/quality targets primarily include optimizing the use of the new SAP financial software; conducting organizational assessments on Foundation’s processes and developing action plans based on the assessment; conducting a customer survey; monitoring site customer service improvement plans and develop an action plan; and improving investor relations communications.

Learning and Development

The learning and development target primarily includes participating in and supporting the succession planning process and enrolling in educational seminars including Foundation sponsored corporate training initiatives.

For the fiscal year ended December 31, 2008, Foundation awarded annual incentive payments to the chief executive officer and the other named executive officers as shown in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.” All other eligible executive officers were paid under the same annual incentive program. Per the strict terms of the plan, the other named executive officers each received varying percentages of their base pay. Based on Foundation’s performance, Mr. Roberts received 33.31%, Mr. Kost received 28.54% and Mr. Bryja, Pack and Wood received 26.15%. Mr. Kost received 37.46% of his base pay based on individual performance while Mr. Bryja received 33.85%, Mr. Pack received 49.85%, and Mr. Wood received 29.85% of their base pay based on individual performance. Foundation achieved 90.3% of its EBITDA performance target (target of $350.3 million versus actual of $316.4 million) and the individual performance targets were determined based on the performance appraisals performed by the chief executive officer per the performance development system.

The individual performance targets address the key result areas of finance, internal process, customer quality and learning and development. The compensation committee applied its discretion in awarding incentive payouts to Messrs. Kost, Bryja, Pack and Wood. With respect to Mr. Kost, discretion was applied due to his increased oversight for the planning and development of the new mines in Pennsylvania, West Virginia, and expansion of production in Wyoming. Also, Mr. Kost’s attention to detail and insistence in using existing continuous improvement methodology to deal with the difficult operational and geologic conditions has and will continue to result in improved productivity. With respect to Mr. Bryja, discretion was applied due to the outstanding record safety performance for the Company as well as his involvement in the successful outcome of a reserve swap transaction that will improve operational performance. While operational results were slightly below target, the challenges facing the operations during 2008 were greater than expected and with Mr. Bryja’s leadership, the operations were able to better manage through these difficulties. With respect to Mr. Pack, discretion is applied due to the 2008 revenue targets being exceeded by greater than 8%. Perhaps more importantly is Mr. Pack’s ability to execute the 2009 sales strategy in light of the economic downturn by having 97% of coal committed and priced by the end of 2008. With respect to Mr. Wood, discretion was applied due to his level of performance that provides an abundance of confidence to management and the board of directors when he opines on financial matters as they relate to operational performance and external reporting.

Also, the compensation committee used its discretion relative to EBITDA in determining Company performance for 2007 as it relates to incentive payouts made during 2008. The compensation committee has applied the mathematical calculation set forth in the named executive officers employment agreements to determine incentive payout in all prior years.

Long-Term Equity Incentives

Foundation established its 2004 Stock Incentive Plan in July 2004 and it was adopted by the stockholders at the time of the initial public offering. The primary purpose of the plan is to offer an incentive for the achievement of superior operating results that increase the equity value of Foundation for its stockholders. The compensation committee intends that these incentive opportunities will align the interests of management with the interests of stockholders, be competitive, and be based upon actual Foundation performance. In 2008, the Section 162(m) exemption was to expire so Foundation established the Amended and Restated 2004 Stock Incentive Plan which was adopted by the stockholders at its annual meeting in May 2008. The compensation committee did not however recommend the authorization of additional shares under the plan.

During 2008, the compensation committee approved the Amended and Restated 2004 Stock Incentive Plan and the 2008 Annual Incentive Performance Plan. However the compensation committee did not seek stockholder approval for the issuance of any additional shares. The compensation committee’s external consultant recommended that Foundation seek stockholder approval of both the long-term and annual incentive plans to support the creation of stockholder value since these plans focus on reducing taxes for properly implemented long and short term incentive plans. The board of directors adopted the recommendation of the compensation committee and the stockholders approved the Amended and Restated 2004 Stock Incentive Plan and the 2008 Annual Incentive Performance Plan at its annual stockholders’ meeting in May 2008.

In July 2004, the chief executive officer and the other executive officers, at that time, were eligible to participate in the long-term incentive plan. The equity participation was in the form of stock options issued pursuant to Foundation’s 2004 Stock Incentive Plan. Of the options granted to the executive officers, 28% were time options and 72% were performance-accelerated options. The time options vest over a period of five years with the first vesting date at December 31, 2004; however, time options will immediately vest upon a change in control of Foundation (as defined in the non-qualified stock option agreement by and between Foundation and the individual optionee). The performance-accelerated options will vest on the eighth anniversary of the date of grant but the vesting may be accelerated based upon achieving predefined performance targets of EBITDA, free cash flow, EBITDA/revenue margin, and production. Also, all performance-accelerated options will immediately vest upon a change in control of Foundation (as defined in the non-qualified stock option agreement by and between Foundation and the individual optionee). For 2008, the compensation committee accelerated the vesting of 15% of the executive officers’ performance options based upon the achievement of the EDITDA, free cash flow, and production. Per the non-qualified stock option agreements, the EBITDA target was $222.1 million with actual performance of $316.4 million; free cash flow target was $154.0 million with actual performance of $159.5 million; and production tons target was 29.1 million tons (calculated per formula) with actual performance of 30.0 million tons. However, the EBITDA/revenue margin target of 20% was not achieved since actual performance was 18.7%. Additionally, the compensation committee determined that for two executive officers (Messrs. Kost and Pack), who have performance-based restricted stock unit agreements, 100% of restricted stock units for EBITDA, free cash flow, and production were earned and 78.7% of the restricted stock units for EBITDA/margin were earned based upon the achievement of the same performance targets as contained in the non-qualified stock option agreements. The catch up provisions in the non-qualified stock option agreements and the restricted stock unit agreements were not triggered in 2008.

2009 Long-Term Incentive Plan (“LTIP”) Awards

In December 2008, the compensation committee considered the recommendations of its external consultant and approved a new long-term incentive strategy for executive officers for 2009. The reason for the new strategy is that the last time our executive officers received equity awards was at the time of our initial public offering or upon promotion to a senior executive role rather than receiving annual equity awards. The new strategy which is discussed under “2009 LTIP Awards” below mirrors the long-term incentive strategy implemented in 2008 for non-executive key managers. The compensation committee believes the go forward long-term incentive strategy using consistent long-term incentive vehicles and design for both executives and non-executives will create the common focus and alignment across the organization.

In 2009, the compensation committee awarded restricted stock units to executive managers and to key managers which, subject to achieving certain EBITDA and free cash flow performance criteria, are earned up to one-third on each performance date and ultimately vest three calendar years from the grant date. The new plan provided for 60% of the restricted stock units to be performance-based and 40% to be time-based. The time-based units will vest one-third annually for three consecutive years. The compensation committee believes these features promote retention while more timely recognizing an executive officer’s and non-executive key manager’s continued service with Foundation. For 2009, the issuance of cash units was also utilized so that the appropriate target award value could be delivered to the plan participants while maintaining a reasonable annual share usage level or run rate.

The compensation committee was cognizant of the recent share price decline and the potential impact that decline could have on the equity award amounts and the resulting run rate levels and thus adjusted the 2009 grant to include the use of both restricted stock units and cash performance units. The use of equity and cash vehicles allows the compensation committee to maintain the award amounts at historic levels which is important to continue to retain, attract, and motivate key management especially since our senior executives have very little unvested equity and several have not received new long-term incentive awards since 2004. The compensation committee is cognizant of the need to carefully manage to an acceptable annual run rate targeted to 2.0% or less of common stock outstanding. The go forward long-term incentive strategy achieves both of these objectives without the need to request additional shares during 2009 notwithstanding the decline in share price.

Other Compensation

The compensation committee and management agree that perquisites should be kept to the lowest level possible while still maintaining a competitive program. The limited instances of Company vehicles being offered and the payment of relocation expenses are very reasonable forms of compensation to executive officers and reflect management’s beliefs that these costs are customary, appropriate and consistent with peer group practices. The compensation committee believes that executive officers should be paid in base pay and incentive opportunities that provide for comparison of actual results to defined and measurable metrics that reflect enhancement in stockholder value.

Benefits

All executive officers participate in the benefits plans available to all salaried employees of Foundation including managers eligible to participate in an unfunded supplemental excess retirement plan (“SERP”). Foundation’s SERP is an unfunded, non-qualified retirement pension plan designed to provide a benefit for those highly compensated salaried employees whose accrued benefit under the tax qualified retirement plan for salaried employees of Foundation has been limited by application of the requirements of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code. The 2008 annual compensation limit under Internal Revenue Code Section 401(a)(17) was $230,000; the 2008 maximum annual benefit under Internal Revenue Code Section 415 is $185,000.

The compensation committee reviewed and approved management’s recommendation to redesign the retirement plans for active salaried, non-represented hourly employees for certain Foundation affiliates. The changes enhanced the multiplier for non-represented hourly employees at the Foundation affiliates operating in Wyoming, improved the Company match on the savings plan while broadening the definition of eligible pay, and provided a new enhanced savings plan contribution for employees hired after January 1, 2009. For employees hired prior to January 1, 2009, a choice will be provided for them to opt out of the pension plan and receive the new enhanced savings plan contribution, or remain in the current improved savings plan and retirement plan. Further, the compensation committee approved an extra monthly payment to be made during 2009 for existing pensioners under the non-represented hourly pension plans. The changes in the retirement plans should help attract, retain, and engage employees, reduce Foundation’s cost volatility, and continue to provide opportunity for employees to accumulate adequate retirement benefits.

Compensation of the Chief Executive Officer

Mr. Roberts’ base pay is $700,000. A review of competitive market data conducted in September 2008 reflects that Mr. Roberts’ base pay is 98% of market index median (50th percentile). Mr. Roberts’ total cash compensation is 83% of market index median (50th percentile). Mr. Roberts’ salary was increased last on January 1, 2008 by 10% as discussed under base salary

For the fiscal year ended December 31, 2008, Mr. Roberts’ maximum annual incentive opportunity was 175% of his base salary, or $1,125,000 and his target was 85% of base salary. Per the terms of the annual incentive plan, Mr. Roberts was awarded a bonus payout of $500,000 or 71.40% of base pay with 33.31% of base pay based on Foundation’s performance and 38.09% of base pay based on individual performance. Mr. Roberts’ individual performance was reviewed by the compensation committee which determined his individual performance targets were exceeded based on the development of a sales and marketing strategy that provided for 94% of 2009 production to be sold prior to sales prices dropping, the Company’s conservation of capital and liquidity through a very tough credit market, and the well thought out succession planning process and the development of his succession candidate. Based on Foundation’s performance and individual performance, the chief executive officer received 84% of his potential target incentive of 85% of base pay or 71.40%.

At its December 12, 2008 meeting, the compensation committee revised the annual incentive target for Mr. Roberts from 85% to 100% of base salary after considering input from the compensation committee’s external consultant. The increase is intended to provide greater alignment with incentive opportunity at peer companies and stronger alignment with Foundation’s focus on pay-for-performance. This increase does not impact Mr. Roberts’ 2008 incentive payment and will become effective for the 2009 performance year.

The individual performance targets address the key result areas of finance, internal process, customer quality and learning and development. The actual individual performance targets for Mr. Roberts are characterized under the key result areas and are defined as follows:

Financial

The financial target primarily includes providing operational and financial leadership to achieve the planned Company operational and financial targets for 2008 set at the end of 2007 in the normal course of budgeting for 2008 including EBITDA of $350.3 million, diluted earnings per share of $.99, free cash flow of $53.1 million, capital expenditures of $184.1 million (excluding lease by application installments in Wyoming), production of 72.9 million tons, controllable costs, shipments of 73.5 million, and revenues of $1,562.2 million.

Internal Processes

The internal processes target primarily includes providing leadership efforts to develop initiatives that identify opportunities to meet or exceed the financial budget; ensure optimization of the SAP financial software; develop a plan that has the goal of reducing safety and health risks, improving productivity, and expanding the use of coal.

Customer/Quality

The customer/quality target primarily includes conducting a customer survey and conducting a shareholder perception study and developing related action plans.

Learning and Development

The learning and development target primarily includes participation and supporting the succession planning process and enrolling in educational seminars including Foundation sponsored corporate training initiatives.

Deductibility of Compensation

During 2008, Foundation was eligible for certain transition relief for new public companies under Internal Revenue Code Section 162(m) (“Section 162(m)). Due to adoption of the Amended and Restated 2004 Stock Incentive Plan and the 2008 Annual Incentive Performance Plan by the Foundation stockholders, Foundation expects that performance-based compensation in excess of $1 million paid to one or more of “covered executive officers” will generally continue to be deductible under Section 162(m). The compensation committee views tax deductibility as an important consideration and intends to maintain deductibility where possible but also believes that Foundation’s business needs should be the overriding driver of compensation design.

Compensation Committee Interlocks and Insider Participation

Directors Foley, Richards, Krueger, and Shockley were members of the compensation committee during 2008. None of the members of the compensation committee has ever been an officer or employee of Foundation or any of its subsidiaries.

In 2008, none of Foundation’s executive officers:

•

served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the board of directors) of another entity, one of whose executive officers served on Foundation’s compensation committee or board of directors; or

•	served as a director of another entity, one of whose executive officers served on Foundation’s compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on its review and discussion with management, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

David I. Foley, Chairman

Alex T. Krueger

Joel Richards, III

Thomas V. Shockley, III

The following tables show, for the 2006, 2007 and 2008 fiscal years, compensation information for Foundation’s principal executive officer (“PEO”), principal financial officer (“PFO”) and the next three most highly compensated executives. Other tables that follow provide more detail about the specific type of compensation. Each of these officers is referred to as a “named executive officer” or “NEO.” The employment agreements between Foundation and each NEO are described further in “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(g)(2)	(h)(3)	(i)(4)	(j)
James F. Roberts	2006	615,023	—	—	440,160	289,173	369,950	22,268	1,736,574
Chief Executive Officer	2007 2008	636,525 699,756	— —	— —	560,335 2,271,737	575,000 500,000	201,553 304,476	23,916 29,040	1,997,329 3,805,009

Frank J. Wood	2006	276,758	—	—	161,693	119,999	316,170	—	874,620
Senior Vice President and	2007	286,436	—	—	205,841	186,000	110,346	—	788,623
Chief Financial Officer	2008	331,825	—	—	274,250	185,000	335,895	—	1,126,970

Kurt D. Kost	2006	221,048	—	296,310	—	112,736	112,056	32,018	774,168
President and	2007	311,611	—	916,252	—	228,000	173,758	23,568	1,653,189
Chief Operating Officer	2008	449,615	—	1,911,767	—	295,000	394,095	13,421	3,063,898

James J. Bryja	2006	249,550	—	—	134,744	117,072	112,670	17,374	631,410
Senior Vice President,	2007	303,976	—	—	171,534	180,000	89,025	16,157	760,692
Operations	2008	375,000	—	—	228,539	225,000	157,366	21,113	1,007,018

A. Scott Pack, Jr.	2006	219,943	—	182,019	—	117,072	112,056	—	631,090
Senior Vice President,	2007	279,449	—	646,317	—	240,000	90,048	—	1,255,814
Sales and Marketing	2008	295,936	—	1,016,067	—	225,000	175,920	12,865	1,725,788

(1)

The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, in accordance with SFAS 123(R) of long term equity awards pursuant to the Amended and Restated 2004 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculations of these amounts are included in footnote 16 to Foundation’s audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2006, included in Foundation’s annual report on Form 10-K filed with the SEC on March 1, 2007 and footnote 16 to Foundation’s audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2007, included in Foundation’s annual report on Form 10-K filed with the SEC on February 29, 2008 and footnote 15 to Foundation’s audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2008, included in Foundation’s annual report on Form 10-K filed with the SEC on March 2, 2009 .

(2)

Reflects target bonus for the 2006 fiscal year equivalent to 47% of base pay for Mr. Roberts 43% of base pay for Mr. Wood, 47% for Mr. Bryja (based on adjusted pay), 53% for Mr. Pack (based on adjusted pay) and 51% for Mr. Kost(based on adjusted pay). For 2007 fiscal year reflects target bonus equivalent to 90% of base pay for Mr. Roberts, 65% for Messrs. Wood and Kost (based on adjusted base pay), 85% for Mr. Pack, and 55% for Mr. Bryja (based on adjusted pay). For 2008 fiscal year reflects target bonus equivalent to 71% of base pay for Mr. Roberts, 56% of base pay for Mr. Wood, 66% of base pay for Mr. Kost, 60% for Mr. Bryja, and 76% for Mr. Pack, as more fully described in “Compensation Discussion and Analysis.”

(3)

Amounts in the table reflect the change in the actuarial present value of benefits under the retirement plan for salaried employees of Foundation (the “Qualified Salaried Plan”) and the SERP. Foundation does not have a non-qualified deferred compensation plan. The following assumptions and data were used in calculating the change in the actuarial present value: (i) service and estimated 5-year average compensation through December 31, 2008; (ii) a decrease in the discount rate from 6.25% to 6.10% and a one year reduction in the discount period used to determine the present value of the benefit; (iii) retirement at age 62 the earliest age benefits are unreduced; (iv) no pre-retirement mortality; (v) post-retirement mortality and interest based on the better of IRC Section 417(e)(3) mortality with interest rate equal to discount rate and UP-84 Unisex mortality with 4.0% interest; and (vi) a lump sum election. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service.

(4)

For 2006 fiscal year represents perquisite costs and other compensation as follows: Mr. Roberts’ other compensation includes: (i) $2,915—imputed life; (ii) $6,600—401(k) match; (iii) $7,753—Company car; and (iv) $5,000 Political Action Committee Company matching contributions. Mr. Bryja’s other compensation includes: (i) $546—imputed life; (ii) $5,680—401(k) match; (iii) $4,375—Company car, (iv) $5,000 Political Action Committee Company matching contributions; and (v) $1,773—Company provided physical. Mr. Kost’s other compensation includes: (i) $463—imputed life; (ii) $6,180—401(k) match; (iii) expenses related Mr. Kost’s relocation from our Wyoming operations in connection with his promotion to senior vice president, western operations and process management in December 2005: $24,306 mortgage assistance and $482 moving expense; and (iv) $587 Political Action Committee Company matching contributions.

For 2007 fiscal year represents perquisite costs and other incomes as follows: Mr. Roberts’ other income includes: (i) $2,711—imputed life; (ii) $6,750—401(k) match; (iii) $7,695—Company car; (iv) $1,760—Company provided physical; and (v) $5,000 Political Action Committee Company matching contributions. Mr. Bryja’s other compensation includes: (i) $697—imputed life; (ii) $5,835—401(k) match; (iii) $4,625—Company car; and (iv) $5,000 Political Action Committee company matching contributions. Mr. Kost’s other compensation includes: (i) $721—imputed life; (ii) $6,750—401(k) match; (iii) expenses related Mr. Kost’s relocation from our Wyoming operations in connection with his promotion to senior vice president, western operations and process management in December 2005: $12,847 mortgage assistance and $1,051 moving expenses; (iv) $750 Political Action Committee Company matching contributions; and (v) $1,449—Company provided physical.

For 2008 fiscal year represents perquisite costs and other incomes as follows: Mr. Roberts’ other income includes: (i) $3,353—imputed life; (ii) $6,674—401(k) match; (iii) $7,758—Company car; (iv) $1,255—Company provided physical; and (v) $10,000 Political Action Committee Company matching contributions. Mr. Bryja’s other compensation includes: (i) $897—imputed life; (ii) $5,875—401(k) match; (iii) $2,960—Company car; (iv) $1,381—Company provided physical; and (v) $10,000 Political Action Committee Company matching contributions. Mr. Kost’s other compensation includes: (i) $1,103—imputed life; (ii) $6,739—401(k) match; (iii) expenses related Mr. Kost’s relocation from our Wyoming operations in connection with his promotion to senior vice president, western operations and process management in December 2005: $3,819 mortgage assistance; and (iv) $1,760 Political Action Committee Company matching contributions. Mr. Pack’s other income includes: (i) $443—imputed life; (ii) $6,669—401(k) match; (iii) $84—gift certificate; (iv) $2,001—Company provided physical; and (v) $3,668 Political Action Committee Company matching contributions.

The value attributable to personal use of an automobile provided by Foundation (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount.

Grants of Plan-Based Awards in 2008

None of the NEOs were granted plan-based awards during 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following tables show outstanding equity awards for the last fiscal year for NEOs of Foundation:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)		(c)(2)	(d)(3)	(e)	(f)	(g)		(h)	(i)	(j)
James F. Roberts	81,774	(4)	—	—	4.87	8/10/2014	—		—	—	—
	273,766	(5)	—	39,109	8.53	8/10/2014	—		—	—	—
Frank J. Wood	22,102	(4)	—	—	4.87	8/10/2014	—		—	—	—
	134,267	(5)	—	14,367	8.53	8/10/2014	—		—	—	—
Kurt D. Kost	—		—	—	—	—	49,371	(6)	692,181	—	—
	—		—	—	—	—	35,714	(7)	500,710	—	—
James J. Bryja	18,419	(4)	—	—	4.87	8/10/2014	—		—	—	—
	81,695	(5)	—	11,972	8.53	8/10/2014	—		—	—	—
A. Scott Pack, Jr.	—		—	—	—	—	2,705	(8)	37,927	—	—
	—		—	—	—	—	39,982	(9)	560,548	—	—

(1)	This column represents vested time and performance stock options.
(2)	Represents unvested time stock options. Time stock options vested with respect to 20% of the option shares on December 31, 2004 and an additional 20% on each December 31 thereafter.
(3)

Represents unvested performance stock options. Performance stock options will vest on August 10, 2012. However, each calendar year through December 31, 2008, and upon the achievement of certain annual performance targets, the options are subject to partial accelerated vesting. The compensation committee approved: the vesting of 10% of the options effective December 31, 2004, the vesting of 30% of the options effective December 31, 2005, the vesting of 15% of the options effective December 31, 2006, the vesting of 20% of the options effective December 31, 2007, the vesting of 5% of the options effective February 11, 2008, and the vesting of 15% of the options effective December 31, 2008.

(4)	Represents vested time stock options.
(5)	Represents vested performance stock options.
(6)

Represents 34,371 earned performance restricted stock units that have not yet vested and 15,000 earned time restricted stock units that have not vested. Performance restricted stock units are earned at the rate of up to 33 1/3% per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of March 17, 2009.

(7)

Represents 24,794 earned performance restricted stock unit that have not vested and 10,920 earned time restricted units that have not vested. Performance restricted stock units are earned at the rate of up to 50% per year, subject to the satisfaction of performance criteria for the applicable year, with a vesting date of February 28, 2009.

(8)

Represents 2,705 earned performance restricted stock units that have not vested. Performance restricted stock units are earned at the rate of up to 33 1/3% per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of February 28, 2009.

(9)

Represents 28,642 earned performance restricted stock units that have not vested and 11,340 earned time restricted stock units that have not vested. Performance restricted stock units are earned at the rate of up to 33 1/3% per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of March 17, 2009.

Option Exercises and Stock Vested in 2008

This table shows the value (before applicable state and federal income taxes) of exercised stock options for the named executive officers during 2008. None of the outstanding restricted stock units granted to a named executive officer vested during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
James F. Roberts	195,169	10,084,210	—	—
Frank J. Wood	74,602	3,737,207	—	—
James J. Bryja	68,419	4,267,457	—	—
Kurt D. Kost	—	—	4,669	244,982
A. Scott Pack, Jr.	—	—	3,855	202,272

(1)

Each executive is responsible for income taxes. Value realized is equivalent to the difference between exercise price that the NEO paid to Foundation and the fair market value (“FMV” as defined in the Amended and Restated 2004 Stock Incentive Plan) realized by the NEO for shares sold on the date of exercise.

2008 Pension Benefits

The following table shows the present value of accumulated benefits payable under the Qualified Salaried Plan and the SERP for the NEOs commencing at age 62 at which time unreduced benefits are first available.

Name	Plan Name	Years of Credited Service		Present Value of Accumulated Benefits(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)
James F. Roberts	Qualified	9.000		$302,839	$—
	SERP	4.417	(2)	$978,216	$—
Frank J. Wood	Qualified	29.583		$662,957	$—
	SERP	4.417	(2)	$709,453	$—
Kurt D. Kost	Qualified	28.500		$563,508	$—
	SERP	4.417		$586,842	$—
James J. Bryja	Qualified	12.608		$281,847	$—
	SERP	4.417	(2)	$286,575	$—
A. Scott Pack, Jr.	Qualified	16.831		$311,261	$—
	SERP	4.417	(2)	$277,028	$—

*	Estimates shown as of fiscal year-end (December 31, 2008).
(1)	SERP benefits accrued prior to July 30, 2004, were cashed out due to a change in control.
(2)

The following assumptions and data were used in calculating the actuarial present value of accumulated benefits under the Qualified Salaried Plan and the SERP: (i) service and estimated 5-year average compensation through December 31, 2008; (ii) a discount rate of 6.25%; (iii) retirement at age 62; (iv) no pre-retirement mortality; (v) post-retirement mortality and interest based on the better of IRC Section 417(e)(3) mortality with an interest rate equal to the discount rate and UP-84 Unisex mortality with 4.00% interest; and (vi) a lump sum election. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service. SERP service reflects accruals after July 30, 2004.

Potential Post Employment Payments

Prior to Foundation’s initial public offering in December 2004, a group of investors acquired the United States coal properties owned by RAG Coal International AG pursuant to a stock purchase agreement that was signed on May 24, 2004. Pursuant to the stock purchase agreement, the acquisition was completed on July 30, 2004. The initial employment and non-qualified stock option agreements were negotiated among the investors and senior management in July 2004. During these negotiations, senior management was represented by outside legal counsel and relied on the market experience and expertise of their legal counsel during the negotiations. The terms of the agreements, including with respect to potential post employment payments were intended by the investors and senior management to reflect market practices that were common at the time. The terms and conditions of the agreements are essentially the same for all senior managers maintaining the culture of fairness among the senior management team. When these agreements were due to expire, the board of directors approved new amended and restated agreements essentially carrying forward the same terms and conditions, except that a tax gross-up provision was added to the named executive officers’ amended and restated agreements based on independent assessment and recommendation by the compensation committee’s legal counsel and human resources consultant. While the basic structure of the agreements is the same for all senior managers, Mr. Roberts’ agreement has several items that differ in amount or quantity due to his increased duties and responsibilities and the difficulty in finding a comparable position.

The tables below reflect the amount of compensation of the named executive officers of Foundation in the event of termination of such named executive officer’s employment. The amount of compensation payable to each named executive officer upon voluntary resignation, early retirement, normal retirement, involuntary not for cause, good reason resignation, for cause termination, change in control, death or disability of the named executive officer is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to each named executive officer upon his termination. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from Foundation.

James F. Roberts, Chairman and Chief Executive Officer

Mr. Roberts’ employment agreement in effect in 2008 provides that if terminated by us without “cause” or if Mr. Roberts resigns for “good reason” (as such terms are defined in the employment agreement), Mr. Roberts will receive (a) the accrued but unpaid salary, non-equity incentive plan compensation and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated to the amount of time actually employed during such year and (c) subject to Mr. Roberts’ compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) two years, such payment to be received in bi-monthly installments during the one-year period following termination. Mr. Roberts’ non-qualified stock option agreement further provides that in connection with a change in control, options not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary termination not for cause or a good reason resignation, Mr. Roberts is entitled to accelerated vesting of a portion of his equity awards for only the year in which the termination occurred, based on the Company’s actual performance for the applicable year. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Roberts is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event that Mr. Roberts’ employment is terminated following a change in control.

The table below describes these payments and benefits, assuming the triggering event occurred on December 31, 2008 and assuming a stock price of $14.02, the closing price on December 31, 2008.

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$1,400,000	(2)	$—	(1)	$1,400,000	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$595,000	(3)	$595,000	(3)	$595,000	(3)	$1,190,000	(4)	$595,000	(3)	$1,190,000	(4)	$525,000	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$550,537	(6)	N/A		$550,537	(7)	$550,537	(6)
	$—		$—		$—		$644,131	(8)	$—		$858,839	(9)	$—	(10)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(11)	N/A		$—	(11)	N/A
Incremental non-qualified pension	$1,179,399		N/A		N/A		$1,179,399		$1,179,399		$865,435		$865,435
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$—		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$—		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Roberts is entitled to a minimum of twenty-four months base salary.
(3)	Mr. Roberts is entitled to target bonus earned but unpaid in 2008. Target is 85% of base salary.
(4)	Mr. Roberts is entitled to twenty-four months target bonus. Target annual bonus is 85% of base salary.
(5)	Mr. Roberts is entitled to 75% of base salary prorated through the date of his termination.
(6)	Represents FMV 60,168 time options at December 31, 2008, 20% of time options vest for 2008.
(7)	Represents FMV 60,168 time options at December 31, 2008, 100% of time options that vest upon CIC.
(8)	Represents FMV 117,328 performance options at December 31, 2008, 15% of performance options vested for 2008.
(9)	Represents FMV 156,437 performance options at December 31, 2008, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Roberts is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Roberts is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

Messrs. Wood and Bryja

Under each of the employment agreements in effect in 2008 with Messrs. Wood and Bryja (each an “executive officer” for purposes of this paragraph), if the executive officer’s employment is terminated by us without “cause” or if the executive officer resigns for “good reason” (as such terms are defined in the employment agreement), the executive officer will receive (a) the accrued but unpaid salary, non-equity incentive plan, and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to the executive officer’s compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination. The non-qualified stock option agreements further provide that in connection with a change in control options not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary not for cause termination or a good reason resignation, the executive officers are entitled to accelerated vesting of a portion of their outstanding time and performance equity awards for only the year in which the termination occurred. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which the executive officer is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event the executive officer’s employment is terminated following a change in control.

The tables below describe these payments and benefits, assuming the triggering event occurred on December 31, 2008 and assuming a stock price of $14.02 the closing price on December 31, 2008.

Frank J. Wood, Senior Vice President and Chief Financial Officer

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$332,000	(2)	$—	(1)	$332,000	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$215,800	(3)	$215,800	(3)	$215,800	(3)	$431,600	(4)	$215,800	(3)	$431,600	(4)	$166,000	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$202,233	(6)	N/A		$202,233	(7)	$202,233	(6)
	$—		$—		$—		$236,619	(8)	$—		$315,494	(9)	$—	(10)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(11)	N/A		$—	(11)	N/A
Incremental non-qualified pension	$885,303		$885,303		$885,303		$885,303		$885,303		$885,303		$885,303
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$—		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$—		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Wood is entitled to a minimum of twelve months base salary.
(3)	Mr. Wood is entitled to target bonus earned but unpaid in 2008. Target bonus is 65% of base salary.
(4)	Mr. Wood is entitled to twenty-four months target bonus. Target annual bonus is 65% of base salary.
(5)	Mr. Wood is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV 22,102 time options at December 31, 2008, 20% of time options vest for 2008.
(7)	Represents FMV 22,102 time options at December 31, 2008, 100% of time options that vest upon CIC.
(8)	Represents FMV 43,100 performance options at December 31, 2008, 15% of performance options vested for 2008.
(9)	Represents FMV 57,467 performance options at December 31, 2008, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Wood is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Wood is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

James J. Bryja, Senior Vice President, Operations

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$375,000	(2)	$—	(1)	$375,000	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$243,750	(3)	$243,750	(3)	$243,750	(3)	$487,500	(4)	$243,750	(3)	$487,500	(4)	$187,500	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		N/A		$168,534	(6)	N/A		$168,534	(7)	$168,534	(6)
	$—		$—		$—		$197,184	(8)	$—		$262,911	(9)	$—	(10)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(11)	N/A		$—	(11)	N/A
Incremental non- qualified pension	$552,335		N/A		N/A		$552,335		$552,335		$343,253		$343,253
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$—		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$—		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Bryja is entitled to a minimum of twelve months base salary.
(3)	Mr. Bryja is entitled to target bonus earned but unpaid in 2008. Target bonus is 65% of base salary.
(4)	Mr. Bryja is entitled to twenty-four months target bonus. Target annual bonus is 50% of base salary.
(5)	Mr. Bryja is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents FMV 18,419 time options at December 31, 2008, 20% of time options vest for 2008.
(7)	Represents FMV 18,419 time options at December 31, 2008, 100% of time options vest upon CIC.
(8)	Represents FMV 35,917 performance options at December 31, 2008, 15% of performance options vested for 2008.
(9)	Represents FMV 47,889 performance options at December 31, 2008, 100% performance options vest upon CIC.
(10)	0% of performance options vest upon death or disability.
(11)

Mr. Bryja is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Bryja is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

Kurt D. Kost, President and Chief Operating Officer

As described in the table below, under the employment agreement in effect in 2008 with Mr. Kost, if Mr. Kost’s employment is terminated by us without “cause” or if Mr. Kost resigns for “good reason” (as such terms are defined in the employment agreement), Mr. Kost will receive (a) the accrued but unpaid salary, non-equity incentive plan, and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to Mr. Kost’s compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination. Mr. Kost’s restricted stock unit agreement further provides that in connection with a termination due to a change in control all restricted stock units not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary termination not for cause or a good reason resignation, Mr. Kost is entitled to accelerated vesting of a portion of his outstanding equity awards for only the year in which the termination occurred, based on the Company’s actual performance for the applicable year. Upon the occurrence of an involuntary not for cause termination or a good reason resignation,

Mr. Kost is entitled to accelerated vesting of a portion of his outstanding time and performance equity awards for only the year in which the termination occurred. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Kost is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event Mr. Kost’s employment is terminated following a change in control.

The table below describes these payments and benefits, assuming the triggering event occurred on December 31, 2008 and assuming a stock price of $14.02, the closing price on December 31, 2008.

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$450,000	(2)	$—	(1)	$450,000	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$292,500	(3)	$292,500	(3)	$292,500	(3)	$585,000	(4)	$292,500	(3)	$585,000	(4)	$225,000	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		$692,181	(6)	$—		N/A		$700,887	(7)	$692,181	(6)
	$—		$—		$500,710	(8)	$—		N/A		$510,216	(9)	$500,710	(8)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(10)	N/A		$—	(10)	N/A
Incremental non- qualified pension	$1,142,270		N/A		N/A		$1,142,270		$1,142,270		$704,195		$704,195
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$156,907		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$413,437		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Kost is entitled to a minimum of twelve months base salary.
(3)	Mr. Kost is entitled to target bonus earned but unpaid in 2008. Target bonus is 65% of base salary.
(4)	Mr. Kost is entitled to twenty-four months target bonus. Target annual bonus is 65% of base salary.
(5)	Mr. Kost is entitled to 50% of base salary prorated through the date of his termination.
(6)

Represents 34,371 earned performance restricted stock units that have not yet vested and 15,000 earned time restricted stock units that have not vested. Performance restricted stock units are earned at the rate of up to 33 1/3% per year, subject to satisfaction of performance criteria for the applicable year, with a vesting date of March 17, 2009.

(7)	Represents FMV of 49,992 restricted stock units at December 31, 2008. 100% of time and performance restricted stock units granted on December 7, 2005 vest immediately.
(8)

Represents 24,794 earned performance restricted stock unit that have not vested and 10,920 earned time restricted units that have not vested. Performance restricted stock units are earned at the rate of up to 50% per year, subject to the satisfaction of performance criteria for the applicable year, with a vesting date of February 28, 2009.

(9)	Represents FMV of 36,392 restricted stock units at December 31, 2008. 100% of time and performance restricted stock units granted on June 29, 2007 vest immediately.
(10)

Mr. Kost is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Kost is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

A. Scott Pack, Jr., Senior Vice President, Sales and Marketing

As described in the table below, under the employment agreement in effect in 2008 with Mr. Pack, if Mr. Pack’s employment is terminated by us without “cause” or if Mr. Pack resigns for “good reason” (as such terms are defined in the employment agreement), Mr. Pack will receive (a) the accrued but unpaid salary, non-equity incentive plan, and reimbursements through the date of termination, (b) the target annual bonus (non-equity incentive plan) for the year of termination, prorated for the amount of time actually employed during such year, and (c) subject to Mr. Pack’s compliance with the non-compete and confidentiality provisions, the sum of his base salary and target annual bonus (non-equity incentive plan) for the greater of (i) the remainder of his term under the employment agreement and (ii) one year, such payment to be received in bi-monthly installments during the nine-month period following termination. Mr. Pack’s restricted stock unit agreement further provides that in connection with a termination due to a change in control all restricted stock units not previously cancelled or expired immediately become fully vested. Upon the occurrence of an involuntary termination not for cause or a good reason resignation, Mr. Pack is entitled to accelerated vesting of a portion of his outstanding equity awards for only the year in which the termination occurred, based on the Company’s actual performance for the applicable year. Upon the occurrence of an involuntary not for cause termination or a good reason resignation, Mr. Pack is entitled to accelerated vesting of a portion of his outstanding time and performance equity awards for only the year in which the termination occurred. Furthermore, the employment agreement provides for the payment by the Company of excise taxes imposed under Section 4999 of the Internal Revenue Code and other related taxes for which Mr. Pack is responsible as a result of receiving payments and benefits in connection with a change in control. This portion of the excise tax reimbursement will only become payable in the event Mr. Pack’s employment is terminated following a change in control.

The table below describes these payments and benefits, assuming the triggering event occurred on December 31, 2008 and assuming a stock price of $14.02, the closing price on December 31, 2008.

Executive Benefits and Payments Upon Termination	Voluntary Resignation		Early Retirement		Normal Retirement		Involuntary Not For Cause Termination / Good Reason Resignation		For Cause Termination		Termination due to Change in Control (“CIC”)		Death or Disability
Compensation:
Base salary	$—	(1)	$—	(1)	$—	(1)	$296,000	(2)	$—	(1)	$296,000	(2)	$—	(1)
Target annual bonus (non-equity incentive plan)	$192,400	(3)	$192,400	(3)	$192,400	(3)	$384,800	(4)	$192,400	(3)	$384,800	(4)	$148,000	(5)

Stock Options:
Unvested and accelerated	N/A		N/A		$35,723	(6)	$—		N/A		$44,247	(7)	$37,924	(6)
	N/A		N/A		$560,548	(8)	$—		N/A		$567,810	(9)	$560,548	(8)

Benefits and Perquisites:
Severance plan payment	N/A		N/A		N/A		$—	(10)	N/A		$—	(10)	N/A
Incremental non-qualified pension	$634,588		N/A		N/A		$634,588		$634,588		$342,969		$342,969
Accrued vacation pay	$—		$—		$—		$—		$—		$—		$—
Excise tax attributable to equity	N/A		N/A		N/A		N/A		N/A		$—		N/A
Excise tax attributable to severance	N/A		N/A		N/A		N/A		N/A		$—		N/A

(1)	Salary is paid through date of termination.
(2)	Mr. Pack is entitled to a minimum of twelve months base salary.
(3)	Mr. Pack is entitled to target bonus earned but unpaid in 2008. Target bonus is 65% of base salary.
(4)	Mr. Pack is entitled to twenty-four months target bonus. Target annual bonus is 65% of base salary.
(5)	Mr. Pack is entitled to 50% of base salary prorated through the date of his termination.
(6)	Represents 2,705 earned performance restricted stock units at December 31, 2008. 100% of earned performance units granted on February 28, 2006 vest on February 28, 2009.

(7)

Represents FMV of 3,156 performance restricted stock units at December 31, 2008. 100% of performance units granted on February 28, 2006, vesting of which is subject to discretion of compensation committee.

(8)

Represents FMV of 11,340 time restricted stock units and 28,642 performance restricted stock units earned at December 31, 2008. 100% of earned time and performance restricted stock units vest on March 17, 2009.

(9)	Represents FMV of 40,500 restricted stock units at December 31, 2008. 100% of time and performance restricted stock units granted on July 1, 2006 vest immediately.
(10)

Mr. Pack is entitled to a payment of the greater of: benefits pursuant to the Company’s severance plan or benefits pursuant to his employment agreement. The Company’s severance plan provides that Mr. Pack is entitled to a payment which is less than the payments he is entitled to pursuant to his employment agreement which are summarized in the table above.

Equity Compensation Plan Information

This table provides information about our common stock subject to equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Approved by stockholders*	1,031,869	$7.89	2,113,763

*	We have one active equity compensation plan, the Amended and Restated 2004 Stock Incentive Plan, as approved by stockholders on May 22, 2008. In addition, 318,604 shares are issuable to holders of restricted stock performance units upon the achievement of certain performance and vesting criteria.

AUDIT RELATED MATTERS

Report of the Audit Committee

The Audit Committee of the Company’s board of directors is composed of four non-employee directors and operates under a written charter adopted by the board of directors. The committee charter is available on the Company’s web site (www.foundationcoal.com). The board of directors has determined that Messrs. Crowley, Giftos, Scharp and Shockley are independent in accordance with the currently effective listing standards of the New York Stock Exchange. In addition, the board of directors has determined that William J. Crowley, Jr., as defined by SEC rules, is both independent and an audit committee financial expert.

The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and for issuing opinions on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of the effectiveness of internal controls over financial reporting and expressing an opinion on internal control over financial reporting. The Audit Committee oversees the Company’s financial reporting processes on behalf of the board of directors.

In this context, the Audit Committee has met and held discussions with management, our internal auditors and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed internal control over financial reporting with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (Communication With Those Charged With Governance), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm and our internal auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm at least quarterly, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee and the board of directors also have approved the selection of the Company’s independent registered public accounting firm.

William J. Crowley, Jr., Chairman

P. Michael Giftos

Robert C. Scharp

Thomas V. Shockley, III

Fees of Independent Registered Public Accounting Firm

For work performed in regard to fiscal years 2007 and 2008, Foundation paid Ernst & Young LLP the following fees for services, as categorized:

	Fiscal 2007	Fiscal 2008
	(in millions)	(in millions)
Audit fees(1)	$1.9	$1.7
Audit-related fees(2)	0.1	0.1
Tax fees(3)	—	—
All other fees(4)	—	—

(1)

For fiscal year 2008, includes fees for audit services relating to the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, audits of stand alone financial statements of certain subsidiaries, quarterly reviews, and accounting consultations. For fiscal year 2007, includes fees for audit services relating to the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, audits of stand alone financial statements of certain subsidiaries, quarterly reviews, accounting consultations and certain information technology audit services.

(2)	For fiscal year 2008, includes fees for due diligence services. For fiscal year 2007, includes fees for employee benefit plan audits.
(3)	There were no tax fees incurred.
(4)	There were no other fees incurred.

Policy for Approval of Audit and Permitted Non-audit Services

All audit and audit-related services were pre-approved by the audit committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Ernst & Young LLP did not perform any tax services or “other” services in 2007 or 2008. The audit committee’s pre-approval policy provides for pre-approval of specifically described audit, audit-related and tax services by the audit committee on an annual basis, but individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the audit committee if actual fees for audit-related and tax services would exceed ten percent of total fees originally pre-approved in any fiscal year. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of March 5, 2009, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to own beneficially more than five percent of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

The number of shares and percentages of beneficial ownership set forth below are based on 44,555,825 shares of our common stock issued and outstanding as of December 31, 2008.

Name of Beneficial Owner	Number of Shares Owned	Right to Acquire	Total	Percentage
FMR LLC(1)(2)	5,085,840	—	5,085,840	11.09
BlackRock Inc.(3)(4)	4,696,277		4,696,277	10.24
Neuberger Berman(5)(6)	3,770,709	—	3,770,709	8.2
Pennant Capital Management, L.L.C.(7)(8)	2,864,749	—	2,864,749	6.2
James F. Roberts(9)(10)	31,576	355,540	387,116	*
James J. Bryja(9)(10)	32,976	100,114	133,090	*
Michael R. Peelish(9)(10)	24,659	126,745	151,404	*
Greg A. Walker(9)(10)	12,000	75,149	87,149	*
Frank J. Wood(9)(10)	47,002	156,369	203,371	*
James A. Olsen(9)(10)	23,001	114,197	137,198	*
Kurt D. Kost(9)	23,253	—	23,253	*
A. Scott Pack, Jr.(9)	3,199	—	3,199	*
Alex T. Krueger(11)	6,000	—	6,000	*
David I. Foley(12)	6,000	—	6,000	*
William J. Crowley, Jr.(9)(13)	20,500	—	20,500	*
Joel Richards, III(9)(14)	9,000	—	9,000	*
P. Michael Giftos(9)(15)	7,500	—	7,500	*
Robert C. Scharp(9)(16)	7,000	—	7,000	*
Thomas V. Shockley, III(9)(17)	6,000	—	6,000	*
All directors and executive officers as a group (15 persons)*	259,666	928,114	1,187,780	< 3

*	All directors and officers as a group (15 persons) own less than 3% of shares of common stock outstanding. Under the SEC’s rules, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock which they beneficially own. All persons listed have an address in care of Foundation’s principal executive offices, except as otherwise noted. All information with respect to beneficial ownership has been furnished to us by our respective stockholders, unless otherwise noted.
(1)	Ownership information obtained from Schedule 13G filed with the SEC on or about February 17, 2009 on behalf of FMR LLC.
(2)	The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)

Ownership information obtained from Schedule 13G/A filed with the SEC on or about February 10, 2009 on behalf of BlackRock, Inc. a parent holding company for a number of investment management subsidiaries.

(4)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)

Ownership information obtained from Schedule 13G filed with the SEC on or about February 12, 2009 on behalf of Neuberger Berman Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds (collectively, “Neuberger Berman”).

(6)	The address for Neuberger Berman is 605 Third Avenue, New York, NY 10158.
(7)	Ownership information obtained from Schedule 13D filed with the SEC on or about February 17, 2009 on behalf of Pennant Capital Management, L.L.C. and Alan Fournier (collectively “Pennant”).
(8)	The address for Pennant is 26 Main Street, Suite 203, Chatham, NJ 07928.
(9)

The address for each of Messrs. Roberts, Wood, Bryja, Walker, Olsen, Peelish, Kost, Pack, Crowley, Richards, Giftos, Scharp and Shockley is c/o Foundation, 999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090.

(10)

Of the shares beneficially owned by each of Messrs. Roberts, Bryja, Peelish, Walker, Wood and Olsen they have the right to acquire beneficial ownership of 81,774, 18,419, 19,647, 20,875, 22,103 and 18,419 shares, respectively, pursuant to currently exercisable time options. Additionally, of the shares beneficially owned by each of Messrs. Roberts, Bryja, Peelish, Walker, Wood, and Olsen they have the right to acquire beneficial ownership of 273,766, 81,695, 107,098, 54,274, 134,267 and 95,778 shares, respectively, pursuant to currently exercisable performance options.

(11)

Includes 3,000 shares of initial restricted stock granted to Mr. Krueger as a director of Foundation of which 600 (1/5) vested on December 31, 2006 and 1/5 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2007 of which 500 (1/3) shares vested on December 31, 2007 and 1/3 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vested on December 31, 2008 and 1/3 vest on each anniversary of December 31. The address of Mr. Krueger is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.

(12)

Includes 3,000 shares of initial restricted stock granted to Mr. Foley as a director of Foundation of which 600 (1/5) vested on December 31, 2006 and 1/5 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2007 of which 500 (1/3) shares vested on December 31, 2007 and 1/3 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vested on December 31, 2008 and 1/3 vest on each anniversary of December 31. Mr. Foley is a member of Blackstone Management Associates IV, LLC (“BMA”) which is the general partner of the Blackstone Funds and had investment and voting control over the shares owned by such funds, and may have been deemed to have beneficial ownership over the common stock controlled by BMA. Mr. Foley disclaims any beneficial ownership of the shares of common stock held by the Blackstone Funds. The address of David I. Foley is c/o The Blackstone Group L.P. 345 Park Avenue, New York, NY 10154.

(13)

Includes 3,000 shares of initial restricted stock granted to Mr. Crowley as a director of Foundation of which 600 (1/5) vested on December 31, 2004 and 1/5 vest on each anniversary of December 31. Also includes 6,000 annual restricted stock grants for 2004, 2005, 2006 and 2007 of which 2,000 (1/3) shares vested on December 31, 2007 and 1/3 of each grant vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vested on December 31, 2008 and 1/3 vest on each anniversary of December 31. Also includes 4,000 shares of stock owned by Mr. Crowley’s wife.

(14)

Includes 3,000 shares of initial restricted stock granted to Mr. Richards as a director of Foundation of which 600 (1/5) vested on December 31, 2005 and 1/5 vest on each anniversary of December 31. Also includes 4,500 annual restricted stock grants for 2005, 2006 and 2007 of which 500 (1/3) shares vested on December 31, 2007 and 1/3 of each grant vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vested on December 31, 2008 and 1/3 vest on each anniversary of December 31.

(15)

Includes 3,000 shares of initial restricted stock granted to Mr. Giftos as a director of Foundation of which 600 (1/5) vested on December 31, 2005 and 1/5 vest on each anniversary of December 31. Also includes 3,000 annual restricted stock grants for 2006 and 2007 of which 1,000 (1/3) shares vested on December 31, 2007 and 1/3 of each grant vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vested on December 31, 2008 and 1/3 vest on each anniversary of December 31.
(16)

Includes balance of 2,500 shares of 3,000 initial restricted stock granted to Mr. Scharp as a director of Foundation of which 600 (1/5) vested on December 31, 2005 and 1/5 vest on each anniversary of December 31. Also includes 3,000 annual restricted stock grants for 2006 and 2007 of which 1,000 (1/3) shares vested on December 31, 2007 and 1/3 of each grant vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vested on December 31, 2008 and 1/3 vest on each anniversary of December 31.

(17)

Includes 3,000 shares of initial restricted stock granted to Mr. Shockley as a director of Foundation of which 600 (1/5) vested on December 31, 2006 and 1/5 vests on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2007 of which 500 (1/3) shares vested on December 31, 2007 and 1/3 vest on each anniversary of December 31. Also includes 1,500 annual restricted stock grant for 2008 of which 500 (1/3) shares vested on December 31, 2008 and 1/3 vest on each anniversary of December 31.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Foundation’s directors and executive officers and persons who own more than ten percent of a registered class of Foundation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Foundation’s equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Foundation with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Foundation believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2008, were met in a timely manner by its directors, executive officers, and greater than ten percent beneficial owners.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

Foundation’s policy with respect to related person transactions is included in our written corporate governance practices and policies. The practices and policies provide that executive officers and directors of the Company will notify our general counsel of any related person, including any immediate family members, who may benefit, directly or indirectly, through an existing or possible transaction with Foundation and its affiliates. In addition to the inclusion of provisions regarding conflicts of interest in the Code of Business Conduct and Ethics, our board recognizes that “related person transactions” present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Therefore all related person transactions involving Foundation and its affiliates shall be consummated or shall continue only if (i) the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and (ii) the transaction is approved by disinterested members of the board of directors. For the purposes of the practices and policies, a “transaction” and “related person” mean those transactions and persons defined as such under Item 404 and associated instructions of Regulation S-K under the Securities Exchange Act of 1934 other than (i) transactions available to all employees or directors generally of Foundation and its affiliates, and (ii) transactions involving less than $10,000 when aggregated with all similar transactions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

None.

********************

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.

•	VIA THE INTERNET if provided by your broker; use the website shown on your proxy card.

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By Order of the Board of Directors

Greg A. Walker Senior Vice President and Secretary

April 3, 2009

Linthicum Heights, Maryland

DIRECTIONS TO FOUNDATION ANNUAL MEETING

Directions to the Westin Hotel

Westin Baltimore Washington Airport, 1110 Old Elkridge Landing Road, Linthicum Heights, MD 21090

443-577-2300

Directions from BWI Airport (approximately 3 miles or a five minute cab ride)

•	Exit South from the airport onto Aviation Boulevard/MD-170.

•	Turn right onto Elm Road.

•	Turn left onto Elkridge Landing Road.

•	Follow Elkridge Landing Road approximately 1.5 miles.

•	Turn left onto Winterson Road.

•	In approximately one half mile, Winterson Road becomes Old Elkridge Landing Road.

Directions from Amtrak (approximately 2.5 miles or a five minute cab ride)

•	Exit South on Amtrak Way toward Aviation Boulevard/MD-170.

•	Turn left onto Aviation Boulevard/MD-170.

•	Turn left onto Elkridge Landing Road.

•	Follow Elkridge Landing Road approximately 1.5 miles.

•	Turn left onto Winterson Road.

•	In approximately one half mile, Winterson Road becomes Old Elkridge Landing Road.

Directions from Washington D.C.

•	Follow I-95 North.

•	Exit onto MD 100 East towards Glen Burnie.

•	Exit onto MD 295 North towards Baltimore.

•	Exit at West Nursery Road, bear right on the exit onto West Nursery Road.

•	Turn slight right onto Winterson Road.

•	In approximately one half mile, Winterson Road becomes Old Elkridge Landing Road.

						Please mark your vote as indicated in this example		☒

	FOR ALL NOMINEES	WITHHOLD	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1. Elect nine directors for a term of one year expiring in 2010.	☐	☐	☐	2. Ratify Ernst & Young LLP as Foundation’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2009.		☐	☐	☐
NOMINEES:
01 James F. Roberts	06 Alex T. Krueger
02 Kurt D. Kost	07 Joel Richards, III
03 William J. Crowley, Jr.	08 Robert C. Scharp
04 David I. Foley	09 Thomas V. Shockley, III
05 P. Michael Giftos

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

				Mark Here for Address Change or Comments	☐

SEE REVERSE

Share Owner sign here	Co-Owner sign here	Date

Please sign exactly as name or names appear hereon, including the title “Executor,” “Guardian” etc., if the same is indicated. When joint names appear both should sign. If stock is held by a corporation this proxy should be executed by a proper officer thereof, whose title should be given.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

OR

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/fcl

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

FOUNDATION COAL HOLDINGS, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

MAY 13, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

FOUNDATION COAL HOLDINGS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of Notice of the Annual Meeting of Stockholders to be held on May 13, 2009 and the Proxy Statement and appoints James F. Roberts, Greg a. Walker and Edythe C. Katz, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Foundation Coal Holdings, Inc. (Foundation) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the 2009 Annual Meeting of Stockholders to be held at the Westing Baltimore Washington Airport located at 1110 Old Elkridge Landing Road, Linthicum Heights, MD 21090, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED ON THE REVERSE SIDE, AND A VOTE FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTER PROPERLY COMES BEFORE THE ANNUAL MEETING, THE PROXY HOLDER WILL VOTE UPON SUCH MATTER IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR, IN THE ABSENCE OF SUCH A RECOMMENDATION, IN ACCORDANCE WITH THE JUDGMENT OF THE PROXY HOLDER.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07805-9250

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